UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2024

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
1-8606		23-2259884
(Commission File Number)		(IRS Employer Identification No.)

1095 Avenue of the Americas New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Common Stock, par value $0.10	VZ	New York Stock Exchange
Common Stock, par value $0.10	VZ	The Nasdaq Global Select Market
0.875% Notes due 2025	VZ 25	New York Stock Exchange
3.25% Notes due 2026	VZ 26	New York Stock Exchange
1.375% Notes due 2026	VZ 26B	New York Stock Exchange
0.875% Notes due 2027	VZ 27E	New York Stock Exchange
1.375% Notes due 2028	VZ 28	New York Stock Exchange
1.125% Notes due 2028	VZ 28A	New York Stock Exchange
2.350% Fixed Rate Notes due 2028	VZ 28C	New York Stock Exchange
1.875% Notes due 2029	VZ 29B	New York Stock Exchange
0.375% Notes due 2029	VZ 29D	New York Stock Exchange
1.250% Notes due 2030	VZ 30	New York Stock Exchange
1.875% Notes due 2030	VZ 30A	New York Stock Exchange
4.250% Notes due 2030	VZ 30D	New York Stock Exchange
2.625% Notes due 2031	VZ 31	New York Stock Exchange
2.500% Notes due 2031	VZ 31A	New York Stock Exchange
3.000% Fixed Rate Notes due 2031	VZ 31D	New York Stock Exchange
0.875% Notes due 2032	VZ 32	New York Stock Exchange
0.750% Notes due 2032	VZ 32A	New York Stock Exchange
3.500% Notes due 2032	VZ 32B	New York Stock Exchange
1.300% Notes due 2033	VZ 33B	New York Stock Exchange
4.75% Notes due 2034	VZ 34	New York Stock Exchange
4.750% Notes due 2034	VZ 34C	New York Stock Exchange
3.125% Notes due 2035	VZ 35	New York Stock Exchange
1.125% Notes due 2035	VZ 35A	New York Stock Exchange
3.375% Notes due 2036	VZ 36A	New York Stock Exchange
3.750% Notes due 2036	VZ 36B	New York Stock Exchange
2.875% Notes due 2038	VZ 38B	New York Stock Exchange
1.875% Notes due 2038	VZ 38C	New York Stock Exchange
1.500% Notes due 2039	VZ 39C	New York Stock Exchange
3.50% Fixed Rate Notes due 2039	VZ 39D	New York Stock Exchange
1.850% Notes due 2040	VZ 40	New York Stock Exchange
3.850% Fixed Rate Notes due 2041	VZ 41C	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 4, 2024, Verizon Communications Inc. (“Verizon”) entered into an Agreement and Plan of Merger (including the exhibit thereto, the “Merger Agreement”), by and among Verizon, Frontier Communications Parent, Inc., a Delaware corporation (“Frontier”), and France Merger Sub Inc., a Delaware corporation and a subsidiary of Verizon (“Merger Sub”). The Merger Agreement provides for, among other things, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into Frontier, with Frontier surviving such merger as the surviving corporation (the “Surviving Corporation”) (the “Merger,” and collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). Each capitalized term used herein but not otherwise defined has the meaning given to it in the Merger Agreement.

The Merger will become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later effective time and date that is agreed to by Verizon and Frontier and specified in the Certificate of Merger (the “Effective Time”).

At the Effective Time, each share of common stock, $0.01 par value per share, of Frontier (the “Frontier Common Stock”) issued and outstanding immediately prior to the Effective Time (but excluding (i) any shares of Frontier Common Stock that are owned by Verizon or Merger Sub immediately prior to the Effective Time or owned by Frontier immediately prior to the Effective Time and (ii) any shares of Frontier Common Stock as to which appraisal rights have been properly exercised) will be cancelled and converted into the right to receive an amount in cash equal to $38.50 per share, without interest (the “Merger Consideration”).

The Merger Agreement contains certain customary representations and warranties made by each party, which, in the case of Frontier, are qualified by the confidential disclosures provided to Verizon in connection with the Merger Agreement, as well as matters included in Frontier’s reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date of the Merger Agreement. Verizon and Frontier have agreed to various customary covenants, including covenants regarding the conduct of Frontier’s business prior to the Closing, covenants requiring Frontier to recommend that its stockholders approve the Merger Agreement and covenants prohibiting Frontier from soliciting alternative acquisition proposals or providing information to or engaging in discussions with third parties, in each case, except in limited circumstances as provided in the Merger Agreement.

Consummation of the Transactions is subject to certain customary conditions, including (i) approval of the Transactions by the requisite vote of Frontier’s stockholders (the “Company Stockholder Approval”), (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of required approvals from the Federal Communications Commission and certain local franchise authorities and state public utility commissions, subject to certain conditions contained in the Merger Agreement, (iii) the absence of any legal restraint prohibiting the Transactions, (iv) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers) and (v) each party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects.

The Merger Agreement may be terminated by either party under certain circumstances, and further provides that, upon termination of the Merger Agreement under specified circumstances, Frontier may be required to pay Verizon a termination fee of $320 million and, under other specified circumstances, Verizon may be required to pay Frontier a termination fee of $590 million.

The foregoing description of the Merger Agreement and the other Transactions is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 5, 2024, Verizon and Frontier jointly issued a press release in connection with the Transactions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and the information contained therein is incorporated by reference into this Item 7.01.

The information contained in the press release is being furnished, not filed, pursuant to this Item 7.01. Accordingly, such information will not be incorporated by reference into any filing filed by Verizon under the Securities Act or the Exchange Act, unless specifically identified therein as being incorporated by reference therein. The furnishing of the information in this Current Report on Form 8-K with respect to the press release is not intended to, and does not, constitute a determination or admission by Verizon that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of Verizon.

Forward-Looking Statements

In this report, we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see our and Frontier’s most recent annual and quarterly reports and other filings filed with the SEC.

Factors which could have an adverse effect on our operations and future prospects include, but are not limited to, the following: risks relating to the Transactions, including in respect of the ability to obtain required regulatory approvals and the Company Stockholder Approval, and the satisfaction of other closing conditions on a timely basis or at all; unanticipated difficulties and/or expenditures relating to the Transactions and any related financing; uncertainties as to the timing of the completion of the Transactions; litigation relating to the Transactions; the impact of the Transactions on each company’s business operations (including the threatened or actual loss of subscribers, employees or suppliers); the inability to obtain, or delays in obtaining cost savings and synergies from the Transactions; incurrence of unexpected costs and expenses in connection with the Transactions; risks related to changes in the financial, equity and debt markets; and risks related to political, economic and market conditions. In addition, the risks to which Frontier’s business is subject, including those risks set forth in Part I, Item 1A of Frontier’s most recent Annual Report on Form 10-K and its periodic reports filed with the SEC, could adversely affect the Transactions and, following the completion of the Transactions, our operations and future prospects.

Important Additional Information and Where to Find It

In connection with the Transactions, Frontier intends to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) in preliminary and definitive form, the definitive version of which will be sent or provided to Frontier stockholders. Verizon or Frontier may also file other documents with the SEC regarding the Transactions. This document is not a substitute for the Proxy Statement or any other relevant document which Frontier may file with the SEC. Promptly after filing its definitive Proxy Statement with the SEC, Frontier will mail or provide the definitive Proxy Statement and a proxy card to each Frontier stockholder entitled to vote at the meeting relating to the Transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC (WHEN THEY ARE AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTIONS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Frontier or Verizon (when they are available) through the website maintained by the SEC at www.sec.gov, Frontier’s investor relations website at investor.frontier.com or Verizon’s investor relations website at verizon.com/about/investors.

Participants in the Solicitation

Verizon may be deemed to be a “participant” in the solicitation of proxies from the stockholders of Frontier in connection with the Transactions. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in Frontier’s definitive Proxy Statement relating to the Transactions when it is filed by Frontier with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or Frontier’s website at investor.frontier.com.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 4, 2024, by and among Verizon Communications Inc., Frontier Communications Parent, Inc. and France Merger Sub Inc.*

99.1	Joint Press Release, dated as of September 5, 2024.

*	Schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIZON COMMUNICATIONS INC.

By:/s/ William L. Horton, Jr.
Name: William L. Horton, Jr.
Title: Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: September 5, 2024

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

VERIZON COMMUNICATIONS INC.,

FRANCE MERGER SUB INC.

and

FRONTIER COMMUNICATIONS PARENT, INC.

Dated as of September 4, 2024

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A      Certificate of Incorporation of the Surviving Corporation

-iii-

This AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2024 (this “Agreement”), is by and among Verizon Communications Inc., a Delaware corporation (“Parent”), France Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Frontier Communications Parent, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than (i) shares of Company Common Stock canceled pursuant to Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption;

WHEREAS, the Board of Directors of Parent has (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and (ii) declared this Agreement advisable;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and the stockholders of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions recommending that the stockholders of Merger Sub entitled to vote adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of Merger Sub entitled to vote for adoption;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement and the consummation by Merger Sub of the Transactions by written consent in accordance with the DGCL immediately following the execution of this Agreement; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the third Business Day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Cravath, Swaine & Moore LLP, 375 Ninth Avenue, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is reasonably acceptable to Parent and required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto in writing prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any Company Common Stock or any shares of capital stock of Merger Sub, the certificate of incorporation of the

Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.06).

SECTION 1.06. Directors and Officers of the Surviving Corporation.

(a) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Shares of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $38.50 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor and in accordance herewith.

SECTION 2.02. Exchange Matters.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to Parent and the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration, other than any amounts payable in respect of each Equity-Based Award in accordance with Section 2.04 (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. Earnings investments of the funds deposited with the Paying Agent shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.

(b) Payment Procedures.

(i) As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate or Book-Entry Shares representing (A) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate or such Book-Entry Shares, as applicable, shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of such Share Certificate or such Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).

(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), and either (A) surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) and/or (B) transfer of Book-Entry Shares not held through DTC by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares (after giving effect to any required Tax withholding as provided in Section 2.02(g)), and the Share Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) held, directly or indirectly, through DTC shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC,

DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 2.02.

(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Share Certificate is registered have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II (after giving effect to any required Tax withholding as provided in Section 2.02(g)).

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it or its designee any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration deposited with the Paying Agent for disbursement to holders of Share Certificates or Book-Entry Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation or Parent upon demand.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g) Withholding. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

SECTION 2.03. Treatment of Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required to provide for the following:

(a) Except as provided for in Section 5.01(b)(xiv) of the Company Disclosure Letter, each restricted stock unit with respect to Company Common Stock subject solely to time-based vesting conditions (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration.

(b) Except as provided for in Section 5.01(b)(xiv) of the Company Disclosure Letter, each restricted stock unit with respect to Company Common Stock subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (based on attainment of all applicable performance goals at the greater of target and actual level of performance measured in the manner set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter) and (ii) the Merger Consideration.

(c) The Company RSUs granted following the date of this Agreement pursuant to Item 2 of Section 5.01(b)(xiv) of the Company Disclosure Letter or otherwise in compliance with Section 5.01, and to which the treatment set forth in Section 2.03(a) does not apply shall be canceled and, in consideration of such cancellation, shall be automatically converted at the Effective Time into a number of unvested restricted stock units of Parent (“Parent RSUs”) equal to the number of unvested Company RSUs so canceled multiplied by the Company RSU/PSU Exchange Ratio. Such Parent RSUs shall be subject to the same terms and conditions as applied to the Company RSUs, prior to the Effective Time, but giving effect to the Merger and this Agreement.

(d) The Company PSUs granted following the date of this Agreement pursuant to Item 2 of Section 5.01(b)(xiv) of the Company Disclosure Letter or otherwise in compliance with Section 5.01, and to which the treatment set forth in Section 2.03(b) does not apply shall be denominated as a fixed number of Company RSUs based on attainment of all applicable performance goals at the greater of target and actual level of performance measured in the manner set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter, and such Company RSUs shall be converted into Parent RSUs as provided in Section 2.03(c).

(e) Effective as of the Effective Time, (x) the Equity Plans shall terminate and no further awards of any kind shall be made thereunder following the Effective Time (but such termination shall have no effect on the treatment of the Company RSUs and Company PSUs as provided herein), and (y) the Company Non-Employee Directors Deferred Compensation Plan shall also terminate (but such termination shall have no effect on the obligation to make payment in full to the participants therein).

(f) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to the Parent RSUs contemplated by this Section 2.03. On or shortly following the Closing Date, Parent shall cause to be filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that could be issued pursuant to this Section 2.03 that are not already subject to a registration statement on Form S-8 (or other appropriate form) filed by Parent. Parent shall use reasonable best efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Parent RSUs issued pursuant to this Section 2.03 remain outstanding. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.

SECTION 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Equity-Based Award with respect to which the Surviving Corporation or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the Effective Time, but in no event later than five Business Days following the Effective Time, by the Surviving Corporation or any of its Subsidiaries through their payroll systems, less applicable Tax withholding, to the holders of the Equity-Based Awards.

SECTION 2.05. Adjustments. If between the date hereof and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided that nothing in this Section 2.05 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.01 or that is otherwise prohibited or restricted by any other provision of this Agreement.

SECTION 2.06. Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective

Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands, or offer, propose or otherwise agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or notices.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter also qualifies or applies to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available from January 1, 2023 until the date that is one (1) Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statement of fact or other statements that are not forward looking and cautionary in nature) contained in any such Filed SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports or other disclosures that are similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents:

SECTION 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. The Company has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The

Company Charter Documents are in full force and effect, and the Company is not in violation of any of the provisions of the Company Charter Documents in any material respect.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the certificates of incorporation, bylaws or comparable governing documents of the Company’s Subsidiaries is in full force and effect and (ii) none of the Company’s Subsidiaries is in violation of any provision of the foregoing documents.

SECTION 3.02. Capitalization. (a) The authorized shares of the Company consist of 1,750,000,000 shares of Company Common Stock and 50,000,000 preferred shares, par value $0.01 per share (“Company Preferred Shares”). At the close of business on August 30, 2024 (the “Capitalization Date”), (i) 248,998,055 shares of Company Common Stock were issued and outstanding and (ii) no Company Preferred Shares were issued or outstanding. As of the Capitalization Date, 16,996,356 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 2,430,378 shares of Company Common Stock were subject to outstanding Company RSUs and (B) 4,712,574 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance). From the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than pursuant to the vesting or settlement of Company RSUs and Company PSUs or the forfeiture or withholding of Taxes with respect to Company RSUs and Company PSUs. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interests in, the Company, and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, calls, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no rights issued by or other obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as, the “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Equity Plans (including any award agreements thereunder), there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Company RSUs and Company PSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. Neither the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to (A) the election, designation or nomination of any director of the Company or any of its Subsidiaries or (B) the disposition, voting or dividends with respect to any Company Securities. Neither the Company nor any Subsidiary of the Company has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) As of the date hereof, there are (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company (except to the extent owned by the Company or any other wholly owned Subsidiary of the Company), and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, any Subsidiary of the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iii) no outstanding options, warrants, calls, rights or other commitments or agreements to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iv) no rights issued by or other obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as, the “Company Subsidiary Securities”) and (v) no

other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Subsidiary Securities (in each case, other than any such obligations solely among the Company and its wholly owned Subsidiaries). There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Subsidiary Securities (other than any such agreements solely among the Company and its wholly owned Subsidiaries).

(d) The Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding equity securities of each of the Subsidiaries of the Company, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws), and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such outstanding equity securities have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

SECTION 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct, the consummation by it of the Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Merger, (iii) adopted resolutions making the Company Board Recommendation, which resolutions have not been subsequently rescinded, withdrawn, qualified or modified (except as, and to the extent, expressly permitted by Section

5.02(d)), and (iv) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption.

(c) Assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof, are the only votes of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions.

(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter Documents or any provision of any organizational documents of any Subsidiary of the Company, (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under or result in a breach of (with or without notice or lapse of time, or both) any of the terms or provisions of, or result in a right of payment or loss of a benefit under, or give rise to any right of consent, approval, termination, cancellation, amendment or acceleration of, any Contract or Permit held by the Company or any of its Subsidiaries or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause  (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.04. Governmental Approvals. Except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (ii) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws, (v) the consents, approvals, orders, authorizations, filings, notifications, declarations or registrations set forth in Section 3.04 of the Company Disclosure Letter (the “Regulatory Approvals”) and (vi) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed with or furnished the SEC all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, in each case, since January 1, 2022, together with all certifications required pursuant to Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2022, no executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. As of the date hereof, there are no material outstanding or unresolved comments from the SEC with respect to any Company SEC Documents. Since January 1, 2022, there has been no material correspondence between the SEC and the Company relating to the Company SEC Documents that is not set forth in the Company SEC Documents.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material in amount or nature).

(c) To the Knowledge of the Company, neither the Company nor any of its consolidated Subsidiaries has any liabilities (whether absolute or contingent, asserted or unasserted, known or unknown, direct or indirect and whether accrued or not accrued), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2024 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect. There are no material off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries) that have not been so described in the Company SEC Documents.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances that (w) all material information required to be disclosed by the Company in the Company SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (y) that transactions are executed only in accordance with the authorization of management and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective. Since January 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.

(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.06. Absence of Certain Changes.

(a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect.

(c) From the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (ii) (redemptions/repurchases of equity interests), (iii) (payment of dividends and distributions), (iv) (splits, subdivisions and reclassifications of equity interests), (v) (indebtedness), (vi) (swaps, hedging transactions or derivative agreements), (vii) (loans and advances), (viii) (sales/dispositions), (xi) (Liens), (xiii) (acquisitions), (xiv) (Company Plans), (xv) (accounting changes), (xvi) (Tax elections and methods), (xvii) (Company Charter Documents), (xviii) (settlements), (xx) (Permits), (xxi) (Affiliate Transactions) or (xxiii) (new lines of business) of Section 5.01(b) (or Section 5.01(b)(xxv) with respect to any of the foregoing).

SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) since January 1, 2022, there is no, and has not been any, pending or, to the Knowledge of the Company, threatened, legal, civil, criminal or administrative proceeding, suit, investigation, claim, enforcement action, hearing, arbitration or other action by or before any Governmental Authority (each, an “Action”) or, to the Knowledge of the Company, any investigation by any Governmental Authority, in each case by or against the Company or any of its Subsidiaries or involving the Company or any of its Subsidiaries or any of their respective properties or assets or (b) there is no order, judgment, injunction, ruling, arbitration award, writ, settlement, grant, consent, decision or decree of any Governmental Authority (each, a “Judgment”) outstanding against or imposed upon the Company or any of its Subsidiaries. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, which would reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions. As of the date hereof, the Company is not subject to any outstanding Judgment that would reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations hereunder or consummate the Transactions. This Section 3.07 does not relate to Tax matters, environmental matters, Intellectual Property matters, data privacy matters or matters regarding Communications Laws, FCC Licenses, State PUC Licenses or Local Franchise Authority Licenses.

SECTION 3.08. Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all local, state, federal or national, whether foreign, multi-national or domestic, laws (including common law), statutes, treaty, ordinances, codes, rules, regulations, Judgments, decrees, Permits or requirements or other restrictions imposed by Governmental Authorities, in each case, having the force and effect of law or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority (collectively, “Laws”), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, since January 1, 2022, received written or, to the Knowledge of the Company, other notice from a Governmental Authority alleging noncompliance with any Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries (i) holds all licenses, franchises, permits, certificates, consents, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted, and (ii) all such Permits are, to the extent necessary for the lawful conduct of their respective businesses as currently conducted, in full force and effect and are not subject to any Action that would result in any modification, termination or revocation thereof, except, in each case, where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf is, and have been since June 30, 2019, in compliance with the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any other applicable anti-bribery, anti-corruption and anti-money laundering Laws. The Company and each of its Subsidiaries maintains policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption and anti-money laundering Laws.

This Section 3.08 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, Intellectual Property matters, data privacy matters or matters regarding Communications Laws, FCC Licenses, State PUC Licenses or Local Franchise Authority Licenses.

SECTION 3.09. Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed or caused to be filed on its behalf (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by, on behalf of or with respect to the Company and each of its Subsidiaries, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Taxes owed by, with respect to or that could give rise to a Lien on the assets of, the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid or have been adequately reserved against in accordance with GAAP.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(d) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect temporary differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(e) There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes. No Governmental Authority has, in writing, asserted or threatened to assert any deficiency, claim or issue with respect to material Taxes or any adjustment to material Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open.

(g) No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company or any of its Subsidiaries is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” within the meaning of Section 355 of the Code in any distribution occurring during the two-year period ending on the date of this Agreement, or that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement, that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined or unitary group of corporations for purposes of filing a consolidated federal income or any other Tax Return or paying Taxes (other than a group the common parent of which is the Company), (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law) or as a transferee or successor or pursuant to any Tax sharing or indemnity Contract or other contractual agreements (other than any customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes) or (iii) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.

(k) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(n) Each of the Company and each of its Subsidiaries is organized under the laws of one of the states of the United States. Neither the Company nor any of its Subsidiaries has or has had, during the seven-year period ending on the date of this Agreement, a permanent establishment in any country other than the country of its organization.

SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS, including all schedules thereto and the most recent actuarial valuation, financial statement or similar report, (iii) each current trust agreement, insurance contract or policy, or group annuity contract or other funding vehicle, (iv) a current IRS determination, opinion or advisory letter, (v) the most recent summary plan description and all summaries of material modifications thereto and (vi) all material non-routine correspondence to or from the Department of Labor, IRS or other Governmental Authority relating to such Company Plan during the past twelve (12) months.

(b) Each Company Plan has been established, maintained, operated and administered in all material respects in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect such qualification. There are no material pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course) by, on behalf of or against any Company Plan or any trust related thereto or any fiduciary thereof and no material audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.

(c) Neither the Company nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has in the past six years maintained, sponsored or contributed to, or has any liability (whether actual or contingent) with respect to, any (i) pension plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) “multiple employer plan” (as defined in Section 413(c) of the Code).

(d) With respect to each Company Plan that is subject to Title IV of ERISA or Section 412 of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (ii) none of the Company nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Plan. No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement, other than benefits or coverage (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the

Code or any other applicable Law or (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).

(e) All material contributions required to be made under the terms of any Company Plan have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s financial statements.

(f) Except as set forth in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to any material payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, officer or employee of the Company or any of its Subsidiaries under any material Company Plan, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any material Company Plan or (iv) limit or restrict the right to amend, terminate or transfer the assets of any material Company Plan on or following the Effective Time.

(g) There is no Contract, Company Plan or other plan, policy, program or arrangement by which the Company or any of its Subsidiaries is bound to compensate any employee, director, or independent contractor for excise Taxes paid pursuant to Section 409A or 4999 of the Code.

SECTION 3.11. Labor Matters. (a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material, (i) there is no pending or, to the Knowledge of the Company, threatened labor strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar labor tribunal or authority.

(b) The Company has provided to Parent a true and complete list (the “Employee Census”), as of the date set forth in the Employee Census, of each employee of the Company or any of its Subsidiaries, including for each individual, as applicable: (i) date of hire, (ii) period of credited service, (iii) employing entity, (iv) work location (including city and state and, if applicable, work from home or other remote arrangement), (iv) exempt/non-exempt status, (v) full-time/part-time status, (vi) current rate of base salary or base wages, (vii) target annual or shorter cash opportunity, (viii) if eligible for long-term incentives, the value and date of the most recent grant, (ix) whether on visa, (x) if applicable, local union affiliation, and (xi) if applicable, status as active or on leave (other than ordinary paid time off) and anticipated return date.

(c) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable Laws relating to terms and conditions of employment, hiring, background checks, health and safety, wages and hours, pay frequency, overtime, pay equity, worker classification, immigration, authorization to work, employment discrimination, harassment, retaliation, notices, privacy, record retention, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, fair labor standards, personal rights, labor relations, family and medical leave and other leaves of absence, sick time, or any other labor and employment-related matters, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Neither the announcement of the Transactions nor the consummation thereof will result in any obligation of the Company or any of its Subsidiaries to provide any notice to, or engage in any consultation or bargaining obligations with, any national or local bargaining unit or other employee representative.

(e) Since January 1, 2022, no material allegations of sexual harassment or sexual misconduct have been made against any current or former officer of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has entered into or executed any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer.

SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2022, in compliance with all applicable Laws relating to pollution or the protection of the environment, natural resources or, as it relates to releases of or exposure to hazardous materials, human health (“Environmental Laws”), and the Company has not received any written notice since January 1, 2022 alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and each of its Subsidiaries possess and are, and have been since January 1, 2022 in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries is conducting or funding any investigation, cleanup or other remedial activities pursuant to Environmental Laws as a result of any release, spill or disposal of any hazardous or toxic substances at, in, under or from any real property owned, leased or used by the Company or any of its Subsidiaries and (f) to the Knowledge of the Company, there has been no release of or exposure to hazardous substances at any location that has resulted or would reasonably be expected to result in an obligation to conduct investigative or remedial activities under Environmental Law or a Claim arising under or relating to Environmental Law to which the Company or any of its Subsidiaries is subject.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all (i) material Registered Company

Intellectual Property, including for each such item, as applicable, the record owner or registrant, jurisdiction or registry in which such item is registered or filed, and the filing or registration date and number and (ii) all material Software included in the Owned Company Intellectual Property. The Company and its Subsidiaries solely and exclusively own all right, title and interest in and to the material Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). The material Owned Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Persons (including current and former employees and independent contractors of the Company or any of its Subsidiaries) who have created or contributed to any material portion of, or otherwise had or would have had rights in or to, Owned Company Intellectual Property have, in each case, executed written agreements that validly and effectively irrevocably assign to one of the Company or its Subsidiaries all of such Person’s rights, title and interest in and to such Owned Company Intellectual Property, or the Company or any of its Subsidiaries otherwise owns all such Owned Company Intellectual Property pursuant to applicable Law, and the Company and its Subsidiaries have not made or been subject to a claim disputing ownership of such Owned Company Intellectual Property developed by such Persons.

(c) The Company or one of its Subsidiaries owns (in each case free and clear of all Liens other than Permitted Liens), is licensed or otherwise has valid rights pursuant to a written Contract to use and exploit all material Intellectual Property necessary and sufficient to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof; provided that nothing in this Section 3.13(c) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(f) and Section 3.13(g).

(d) Section 3.13(d) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property is developed on behalf of or licensed (including any springing license or any covenant not to sue or immunity from suit, and any option or right of first refusal to obtain an assignment of Intellectual Property) to the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries develops for another Person or has granted to any Person any material right or material interest in any material Owned Company Intellectual Property (including any springing license or any covenant not to sue or immunity from suit, and any option or right of first refusal to obtain an assignment of Intellectual Property), in each case of (i) and (ii), excluding (A) licenses to commercially available, “off-the-shelf” Software or other Software widely available on generally standard terms and conditions for an annual payment of less than $500,000; (B) non-exclusive licenses granted to customers or vendors in the ordinary course of business; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; and (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries (collectively, (i) and (ii), the “IP Contracts”).

(e) To the Knowledge of Company, the Company and its Subsidiaries have used commercially reasonable efforts to maintain the validity, subsistence and enforceability of the material Owned Company Intellectual Property under applicable Law (including, when appropriate, making and maintaining in full force and effect the necessary filings, registrations and issuances). Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to protect and maintain the confidentiality of all Trade Secrets included in the Owned Company Intellectual Property or otherwise in their possession or control. To the Knowledge of Company, (i) no such Trade Secrets have been authorized to be disclosed or have actually been disclosed by the Company or any of its Subsidiaries to any former or current employees or third Person other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof and (ii) no Person is in default or breach of any such agreement.

(f) No adverse third-party Actions that are material to the Company and its Subsidiaries are pending or, to the Knowledge of the Company, threatened in writing (including threat letters or other written communications) against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any Person, or including an offer to license Intellectual Property.

(g) To the Knowledge of the Company, since January 1, 2022, (i) no Person has infringed, misappropriated or diluted the rights of the Company or any of its Subsidiaries with respect to any material Owned Company Intellectual Property and (ii) the operation of the business and the offering and sale by the Company and its Subsidiaries of the products and services of the Company and its Subsidiaries have not infringed, misappropriated or diluted the Intellectual Property of any other Person in any material respect.

(h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a member of, or a contributor to, any industry standards body or other industry consortium (each, an “Industry Body”) that has compelled or could reasonably likely be able to compel the Company or any of its Subsidiaries to grant or offer to any third party any license or right in or to any Owned Company Intellectual Property. To the Knowledge of the Company, none of the Owned Company Intellectual Property is, and neither the Company nor any of its Subsidiaries has ever indicated to any Industry Body or any member thereof that any Owned Company Intellectual Property is, in each case, required for or infringed, misappropriated or otherwise violated by the implementation of any standards or specifications developed or proliferated by any Industry Body.

SECTION 3.14. Data Privacy and Technology; Information Security. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, since January 1, 2022, the Company and its Subsidiaries are in compliance with all applicable Data Protection Requirements. Since January 1, 2022, the Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Information within the possession or control of the Company or any of its Subsidiaries.

(b) Since January 1, 2022, neither the Company nor any of its Subsidiaries has experienced any breaches or outages of the Company IT Assets material to the conduct of the business or, to the Knowledge of the Company, any unauthorized use of or access to the Company IT Assets material to the conduct of the business or Personal Information within the possession or control of the Company or any of its Subsidiaries that required notification to a regulator or consumer under applicable Privacy Laws.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company IT Assets operate and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices, designed to protect the Company IT Assets from unauthorized access and from any disabling codes, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software, data or other materials.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries own or have valid rights, pursuant to a written Contract, to use and access all Company IT Assets. The Company IT Assets (i) are generally sufficient for the current needs of the business, including as to capacity and ability to meet current peak volumes in a timely manner and (ii) to the Knowledge of the Company, do not contain any material faults, disabling codes or other Malware. Since January 1, 2022, there have been no failures, breakdowns, outages, or unavailability of any of the Company IT Assets that have caused any material disruption to the business of the Company and its Subsidiaries. Since January 1, 2022, the Company and its Subsidiaries maintain commercially reasonable information security, backup and disaster recovery plans and procedures with respect to the Company IT Assets consistent with accepted industry practices. Since January 1, 2022, the Company and its Subsidiaries have implemented and maintained physical, technical, organizational and administrative security measures, procedures and policies in material compliance with applicable Privacy Laws, including required security measures to protect the Company IT Assets and Personal Information stored therein against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and protect the integrity and security of Company IT Assets from unauthorized use, access or interruption by third parties.

(e) Since January 1, 2022, to the Knowledge of Company, the conduct of the business is and has been in compliance in all material respects with all Data Protection Requirements to which the Company or any of its Subsidiaries is a party or is otherwise bound. Since January 1, 2022, (i) the Company and its Subsidiaries have not received any written complaints, inquiries, or requests for information or documents from any Governmental Authority relating to its collection, storage, use, disclosure, destruction or other processing of Personal Information, and (ii) no litigation or other disputes alleging noncompliance with Data Protection Requirements in connection with the conduct of the business are pending or threatened in writing against the Company or any of its Subsidiaries. Since January 1, 2022, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been impacted by any Cybersecurity Incident or otherwise obligated by Data Protection Requirements, in each case, requiring the Company or its Subsidiaries to give notice to any Person of any such Cybersecurity Incident.

SECTION 3.15. Property. (a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the street address of each Owned Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens), (ii) neither the Company nor any of its Subsidiaries has leased, licensed or entered into any occupancy agreements pursuant to which any third party is granted the right to use any Owned Real Property, other than Permitted Liens, (iii) there are no outstanding options or rights of first offer or refusal for the benefit of a third party to purchase any Owned Real Property, and (iv) neither the Company nor any of its Subsidiaries has received written notice of (A) any pending Actions in eminent domain, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Owned Real Property or (B) any default under any restrictive covenants of record affecting the Owned Real Property that remains uncured, and, to the Knowledge of the Company, no event has occurred that, after notice or the lapse of time or both, would constitute such a default.

(b) Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Liens (other than Permitted Liens). The Company has made available to Parent a true, correct and complete copy of each Company Lease. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all of the Company Leases are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries party thereto, and are enforceable against the Company or the applicable Subsidiary party thereto in accordance with their respective terms and, to the Knowledge of the Company, constitute legal, valid and binding obligations on each other party thereto (subject to the Bankruptcy and Equity Exception), (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material default or material breach by the Company or its Subsidiaries under any Company Lease, (iii) to the Knowledge of the Company, there is no threatened or subsisting material breach by the counterparty to any Company Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice of (A) any pending Actions in eminent domain, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Leased Real Property, (B) a cancellation or termination of any Company Lease resulting from a default thereunder or (C) any default under any Company Lease affecting the Leased Real

Property that remains uncured, and, to the Knowledge of the Company, no event has occurred that, after notice or the lapse of time or both, would constitute such a default.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have good title to or hold under valid leases all material equipment, in each case free and clear of all Liens, except for Permitted Liens. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all material properties and assets used in the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business consistent with past practice), are adequate for the purposes for which they are presently used in the conduct of the Company or any of its Subsidiaries business, are usable in a manner consistent with their current use and comply with all applicable Laws.

SECTION 3.16. Contracts. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan and any Collective Bargaining Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) is filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) is a joint venture, partnership, co-investment, limited liability, strategic alliance or other similar arrangement that is expected to remain in place for longer than the twelve (12)-month period following the date hereof, other than with respect to any partnership that is solely between or among the Company or any of its wholly owned Subsidiaries;

(iii) provides for (x) indebtedness for borrowed money or guarantee of the foregoing, or (y) mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any material portion of the assets, in each case, of the Company or any of its Subsidiaries and having an outstanding or committed amount in excess of $10,000,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, credit card lines, overdraft facilities or cash management programs, in each case contemplated by this clause (B), issued, made or entered into (1) in the ordinary course of business and in amounts that do not exceed $25,000,000 individually or (2) in connection with any current or prospective Broadband Grant;

(iv) contains restrictions on the ability of the Company or any or its Subsidiaries to pay dividends or other distributions (other than pursuant to the Company Charter Documents);

(v) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000;

(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

(vii) relates to the acquisition or disposition of any business, assets, equity interests or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $25,000,000 (A) that was entered into after January 1, 2022, or (B) pursuant to which any earn-out, indemnification, deferred or contingent payment or other similar obligation remains outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $5,000,000 individually or in the aggregate after the date hereof, in each case, excluding, (x) acquisitions or dispositions of supplies, inventory, merchandise, equipment or products in the ordinary course of business, (y) acquisitions or dispositions of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) acquisitions or dispositions of any real property in the ordinary course of business for consideration not to exceed $25,000,000 individually;

(viii) is a Company Lease that obligates the Company or any of its Subsidiaries to make base rental payments in excess of $1,000,000 per annum;

(ix) includes remaining obligations for the Company or any of its Subsidiaries to make any capital expenditure in an amount in excess of $15,000,000 in any calendar year, excluding, for the avoidance of doubt, expenditures for supplies, inventory, merchandise or products in the ordinary course of business;

(x) is a Contract relating to an Affiliate Transaction;

(xi) is a Contract with any Governmental Authority, other than where such Contract is (A) a commercial arrangement with a Governmental Authority involving annual payments of less than $10,000,000 or (B) a non-commercial arrangement (other than Broadband Grants) with a Governmental Authority involving amounts less than $2,000,000;

(xii) is a settlement agreement for any Action (A) involving any payments from the Company or any of its Subsidiaries in excess of $10,000,000 after the date hereof or (B) that imposes any material non-monetary obligations on the Company and its Subsidiaries;

(xiii) requires aggregate payments by the Company or any Subsidiary of the Company in excess of (x) $20,000,000 in any twelve-month period or (y) $50,000,000 over the term of the Contract, other than Contracts that can be terminated by the Company on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(xiv) contains provisions that (A) prohibit in a material respect the Company or any of its Subsidiaries from competing in or conducting any line of business, restricts future business activity (including the solicitation of individuals for employment) of the Company or any of its Subsidiaries or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any geographic territory or (B) require the Company or any of its Subsidiaries to pay the counterparty a minimum price or revenue guarantee amount involving amounts, or involving a minimum commitment with a value, reasonably expected to be greater than (x) $20,000,000 annually or (y) $50,000,000 over the term of the Contract, other than in each case license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use;

(xv) is a Contract with the ten (10) largest vendors of the Company and its Subsidiaries by spend for the twelve (12)-month period ended as of the Balance Sheet Date;

(xvi) is a carriage Contract or any other similar Contract relating to the retransmission, distribution, carriage, display or broadcast (including in each case, of video content) of any programming service, channel or network, whether with a telecommunications service provider or other counterparty which involves annual payments in excess of $5,000,000;

(xvii) obligates the Company or any of its Subsidiaries to conduct their business on an exclusive basis or to conduct a material portion of their business on a preferential basis or contains provisions that are “most-favored-nation” clauses or similar terms pursuant to which the Company or any of its Subsidiaries provides preferential pricing or treatment to any other Person, other than any Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice; or

(xviii) is a Contract that purports to bind any non-controlled Affiliates of the Company or any of its Subsidiaries.

(b) Except with respect to any Contract that has expired in accordance with its terms, or any Contract that has been terminated after the date hereof other than due to a breach thereof, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under, and is not in default under, in breach of, each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iii) neither the Company nor any of its Subsidiaries have received written notice (or, to the Knowledge of the Company, oral notice) of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, and no event or condition has occurred or is expected to occur that, with or without notice or lapse of time or both, would constitute or result in such a breach or default, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole and (iv) to the Knowledge of the Company, no counterparty under any Material Contract is in breach or default thereof, nor has any event or condition occurred or is existing which, with or without notice or lapse of time or both, would constitute or result in such a breach or default, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) As of the date hereof, the Company has made available to Parent true, correct and complete copies of the Material Contracts (but subject, in each case, to redactions of pricing and other competitively sensitive information to the extent required by Antitrust Laws).

SECTION 3.17. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid by the Company and its Subsidiaries, as applicable, (c) as of the date hereof, no written notice of cancelation or modification has been received other than in connection with renewals in the ordinary course of business and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. The Company has made available to Parent all material insurance policies maintained by the Company or any of its Subsidiaries.

SECTION 3.18. Communications Laws; FCC, State PUC and Local Franchise Authority Licenses. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) since January 1, 2022, the business of each of the Company and its Subsidiaries has been conducted in compliance with the Communications Laws, (ii) the Company and its Subsidiaries possess all Permits issued or required by the FCC, the State PUCs and the Local Franchise Authorities necessary to conduct their respective businesses as currently conducted and (iii) Section 3.18(a)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, all of the FCC Licenses, State PUC Licenses and Local Franchise Authority Licenses held by the Company and its Subsidiaries, which are the only FCC Licenses, State PUC Licenses and Local Franchise Authority Licenses required for the operations of the Company and its Subsidiaries, and each of which is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the FCC Licenses, State PUC Licenses and Local Franchise Authority Licenses or other order or agreement obtained from, issued by or concluded with any Governmental Authority (A) imposes or would impose restrictions on the ability of any Subsidiary of the Company to make payments, dividends or other distributions to the Company or any other Subsidiary of the Company that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such Governmental Authorities to similarly situated companies or (B) is subject to any conditions or requirements that have not been imposed generally upon licenses or other orders or agreements in the same service.

(b) To the Knowledge of the Company, there is no (i) Action being conducted or threatened by any Governmental Authority which would reasonably be expected to cause the revocation, termination, suspension, cancellation or nonrenewal of any of the FCC Licenses, the State PUC Licenses or the Local Franchise Authority Licenses held by the Company or any of its Subsidiaries or the imposition of any penalty or fine with respect thereto, or (ii) event, condition or circumstance attributable specifically to the Company that would materially impair, delay or preclude the ability of the Company or its Subsidiaries to either renew any FCC License, State PUC License or Local Franchise Authority License or obtain any Regulatory Approvals from any Governmental Authority, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) There is no (i) outstanding Judgment that has been issued by the FCC, the State PUCs and the Local Franchise Authorities against the Company or any of its Subsidiaries, the FCC Licenses, the State PUC Licenses or the Local Franchise Authority Licenses held by the Company or any of its Subsidiaries, (ii) notice of violation, order to show cause, complaint, investigation or other administrative or judicial proceeding or Action pending or, to the Knowledge of the Company, threatened by or before the FCC, the State PUCs or the Local Franchise Authority against the Company or any of its Subsidiaries, the FCC Licenses, the State PUC Licenses or the Local Franchise Authority Licenses or (iii) cease-and-desist order or enforcement action issued by, or a consent agreement or memorandum of understanding with, the FCC, the State PUCs and the Local Franchise Authorities or any other Governmental Authority to pay any civil money penalty or conduct any behavioral remedies, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Since January 1, 2022, the Company and its Subsidiaries have filed with the FCC, USAC, State PUCs and Local Franchise Authorities all necessary reports, forms, documents, instruments, information or applications required to be filed pursuant to the Communications Laws, and have, to the Knowledge of the Company, timely paid all fees required to be paid pursuant to the Communications Laws, and all such filings were, when made, true, correct and complete, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect. Any recovery of expenses through a universal service fee, telecommunications relay fee, regulatory or other similar fee, assessment, surcharge or charge by the Company or its Subsidiaries has complied in all material respects with the Communications Laws and agreements with Local Franchise Authorities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any pending audits, examinations, proposed adjustments or claims or to the Knowledge of the Company, investigations or other proceedings in respect of any fee, assessment, surcharge or charge contemplated by this Section 3.18(d), except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Since January 1, 2022, there has been no (i) investigation, notice of apparent liability, violation, forfeiture, adverse Judgment or other order or complaint issued by or filed with or before the FCC, any State PUC, any Local Franchise Authority or any other Governmental Authority, with respect to the Company or any of its Subsidiaries or their respective assets or businesses or (ii) inquiry, claim, action or demand pending or, to the Knowledge of the Company, threatened before any Governmental Authority which questions the amounts paid by the Company or any of its Subsidiaries pursuant to the Communications Laws, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is qualified under the Communications Laws to hold the FCC Licenses, the State PUC Licenses and the Local Franchise Authority Licenses.

(g) Section 3.18(g) of the Company Disclosure Letter sets forth, as of the date set forth therein, for each state in which the Company or any of its Subsidiaries holds a Local Franchise Authority License, the number of customers that are active subscribers of any Cable Service (as defined in the Communications Act) of the Company or any of its Subsidiaries in such state.

SECTION 3.19. No Rights Agreement; Anti-Takeover Provisions. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company), as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Transactions.

SECTION 3.20. Opinion of Financial Advisors. (a) Each of the Strategic Review Committee of the Board of Directors of the Company (the “Committee”) and the Board

of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of PJT Partners LP (“PJT Partners”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the various assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by PJT Partners in connection with the opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 2.01(b) and Appraisal Shares) in the Transactions is fair to such holders from a financial point of view. It is agreed and understood that such opinion is for the benefit of each of the Committee and the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

(b) Each of the Committee and the Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Barclays Capital Inc. (“Barclays”) to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the Merger Consideration to be offered to the holders of Company Common Stock (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares) pursuant to the Merger is fair to such stockholders from a financial point of view. It is agreed and understood that such opinion is for the benefit of each of the Committee and the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

SECTION 3.21. Brokers and Other Advisors. Except for PJT Partners and Barclays, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any (or reimbursement of any) broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent true and complete copies of all agreements between the Company and each of PJT Partners and Barclays relating to the Merger or the consummation of the Transactions.

SECTION 3.22. Affiliate Transaction. No officer, director or Affiliate of the Company, or any of its Subsidiaries is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property used by the Company or any of its Subsidiaries or, since January 1, 2022, has engaged in any material transaction with the Company or any Subsidiary of the Company that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act (such transaction, an “Affiliate Transaction”) and that has not been so disclosed in the Filed SEC Documents.

SECTION 3.23. Build Commitments. The Company and each of its Subsidiaries have been in compliance in all material respects with all applicable Laws, Judgment, consent order or consent decree, or Contracts from or with any Governmental Authority, including the FCC, the State PUCs and the Local Franchise Authorities, with respect to any ongoing commitments to build in, or otherwise provide access of telecommunication services, fiber or broadband infrastructure to, identified territories, communities or locations (such commitments the “Build Commitments”). Neither the Company nor any of its Subsidiaries has received any notice, order to show cause, complaint, investigation or other administrative or judicial proceeding or any other Action pending or, to the Knowledge of Company, threatened by any Governmental Authority, including the FCC, the State PUCs and Local Franchise Authorities, alleging material noncompliance with respect to or any violation or breach of any of the Build Commitments.

SECTION 3.24. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or is making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. Except in connection with the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any of their Affiliates or respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their Affiliates or respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their Affiliates or respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their Affiliates or respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent or Merger Sub or any of their Affiliates or respective Representatives with respect to (x) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (y) , any oral, written, video, electronic or other information presented to Parent or Merger Sub or any of their Affiliates or respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement and such documents are in full force and effect.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the consummation of the Transactions are advisable and (iii) directing that this Agreement and the Transactions be submitted for consideration at a meeting or by unanimous written consent of Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn in a manner adverse to the Company. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement or the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under or result in a breach of (with or without notice or lapse of time, or both) any of the terms or provisions of, or result in a right of payment or loss of a benefit under, or give rise to any right of consent, approval, termination, cancellation, amendment or acceleration of, any material Contract to which Parent, Merger Sub or any of their respective Subsidiaries are a party or material Permit held by Parent, Merger Sub or any of their respective Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of any national securities exchange, as applicable, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, (e) the Regulatory Approvals and (f) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The consummation by Parent and Merger Sub of the Transactions will not cause the Company or its Subsidiaries to be disqualified under the Communications Laws to hold the FCC Licenses, the State PUC Licenses and the Local Franchise Authority Licenses, provided that the FCC Approval, the State PUC Approvals and the Local Franchise Authority Approvals have been obtained.

SECTION 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws). Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions and will have no liabilities other than those contemplated by, or arising in connection with, this Agreement or the Transactions.

SECTION 4.05. Sufficiency.

(a) At the Closing, Parent will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company RSUs and Company PSUs under this Agreement) and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b) In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 4.06. Certain Arrangements. As of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over).

SECTION 4.07. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.08. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

SECTION 4.09. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action by or before any Governmental Authority or, to the Knowledge of Parent and Merger Sub, any investigation by any Governmental Authority, in either case against Parent, Merger Sub or any of their respective Subsidiaries or involving Parent, Merger Sub, any of their respective Subsidiaries or any of their respective properties or assets or (b) Judgment outstanding against or imposed upon or affecting Parent or Merger Sub or any of their respective Subsidiaries.

SECTION 4.10. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their Affiliates owns any shares of Company Common Stock or is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.

SECTION 4.11. No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives. Except in connection with the representations and warranties made by the Company in Article III or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any of their Affiliates or respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their Affiliates or respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their Affiliates or respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their Affiliates or respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, Merger Sub and their Affiliates and respective Representatives have relied on the results of their own independent investigation and the representations and warranties set forth in Article III or in any certificate delivered pursuant to this Agreement.

SECTION 4.12. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, (b) Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and (c) Parent, Merger Sub, their Affiliates and respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto, except, in the case of each of the foregoing clauses (a), (b) and (c), for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement and any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to (x) use reasonable best efforts to carry on its business in all material respects in the ordinary course and (y) use commercially reasonable efforts to (A) preserve substantially intact the goodwill, current business organizations and material assets, properties and Contracts of the Company and its Subsidiaries, (B) keep available the services of its current officers and key employees and (C) preserve substantially intact the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Authorities and other persons with whom, in each case, the Company or any of its Subsidiaries has material business relations; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) other than transactions solely between and among the Company and its wholly owned Subsidiaries, issue, sell, distribute, assign, transfer, grant or dispose of any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests); provided that the Company may issue shares of Company Common Stock upon the settlement of Equity-Based Awards in the ordinary course of business under the Company Plans in effect on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement;

(ii) other than transactions solely between and among the Company and its wholly owned Subsidiaries, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests) (other than pursuant to the forfeiture of, withholding of Taxes with respect to or the net settlement of Equity-Based Awards);

(iii) other than transactions solely between and among the Company and its wholly owned Subsidiaries, establish a record date for, authorize, declare, make, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(iv) split, combine, subdivide, recapitalize, reclassify or effect any similar change in capitalization of any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(v) incur, assume, endorse or otherwise become liable for, or make any modifications that (x) are adverse to the Company and its Subsidiaries in any material respect or (y) create or affect any rights or obligations that arise in connection with or are otherwise implicated by the Transactions, to the terms of, any indebtedness or obligations for borrowed money (including notes, bonds, debentures, letters of credit, bank guarantees, performance bonds and other similar contractual obligations), issue, sell, redeem, purchase or otherwise acquire any debt securities, bonds, debentures, notes, warrants, rights to acquire any debt securities of the Company or any of its wholly owned Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain or cause to be maintained any financial statement condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness solely among the Company and its Subsidiaries in the ordinary course of business, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, credit card lines, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business, (C) Indebtedness incurred under the Revolving Credit Facility (including in respect of letters of credit thereunder), or (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in connection with any current or prospective Broadband Grant in an aggregate principal amount (when taken together with any such letters of credit issued under clauses (B) and (C)) not to exceed $500,000,000;

(vi) enter into any swap or hedging transaction or other derivative agreements, except (A) for any such transaction or agreement entered into in the ordinary course of business or (B) for such transactions entered into pursuant to the Revolving Credit Facility;

(vii) make any loans, capital contributions or advances (other than accounts receivable in the ordinary course of business consistent with past practice) to any Person other than solely among and between the wholly owned Subsidiaries of the Company;

(viii) sell, dispose, assign, transfer or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property), except (A) transfers, sales or leases solely between and among the Company and its wholly owned Subsidiaries, (B) ordinary course dispositions of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) sales, leases, subleases and licenses of the Company’s or its Subsidiaries’ real property in the ordinary course of business, and expirations of real property leases, subleases, licenses or other agreements in accordance with their terms and (D) any sales or leases of properties or assets for consideration not to exceed $5,000,000 individually (or in the case of sales or leases of any real property, $15,000,000 individually) or $50,000,000 in the aggregate;

(ix) transfer, assign, convey, sell, lease, license, subject to any Lien (other than a Permitted Lien), cancel, abandon, allow to lapse, or expire, or otherwise dispose of any material Owned Company Intellectual Property, except, in each case, Intellectual Property that, in the Company’s reasonable discretion, should be abandoned or allowed to lapse or expire as part of the Company’s ordinary course management of its Intellectual Property portfolio consistent with past practice;

(x) knowingly or purposely fail to continue to maintain the secrecy, confidentiality and value of any material Trade Secrets included in the Owned Company Intellectual Property;

(xi) grant any Lien (other than a Permitted Lien) on any of its material assets other than (A) to secure Indebtedness and other obligations permitted under Section 5.01(b)(v) or (B) solely to the Company or to a wholly owned Subsidiary of the Company;

(xii) make any capital expenditures, or commitments in respect thereof, that are, in the aggregate and on an annualized basis for the preceding 12 months at any time, more than 110% of the capital expenditures budgeted for in the plan set forth in Section 5.01(b)(xii) of the Company Disclosure Letter;

(xiii) acquire (in each case, including by merger, sale of stock, sale of assets or otherwise) the capital stock or a material portion of the assets of, or invest in, any other Person, any properties, assets, securities or business, or division thereof, if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with such single transaction would exceed $25,000,000 or all such transactions would exceed $50,000,000 in the aggregate;

(xiv) except as required pursuant to the terms of any Company Plan, Collective Bargaining Agreement or similar written agreement, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement or applicable Law, (1) grant to any director, executive officer or employee any increase in cash compensation, (2) grant to any director, executive officer or employee any increase in severance, retention or termination pay, (3) establish, adopt, enter into or amend in any material respect any Collective Bargaining Agreement or material Company Plan, (4) take any action to accelerate any rights or benefits under any material Company Plan, (5) grant any Equity-Based Awards, (6) undertake any reduction in force which would result in any obligation under the Workers Adjustment and Retraining Notification Act of 1998, (7) terminate the employment of any member of the Company’s executive committee

(other than “for cause” as reasonably determined by the Company in the ordinary course of business), (8) hire any new employee with annual base salary in excess of $250,000; provided, however, that, subject to such limitations as are set forth in Section 5.01(b)(xiv) of the Company Disclosure Letter, the foregoing shall not restrict the Company or any of its Subsidiaries from providing employees with annual base salaries less than $250,000 who are newly hired or promoted, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including equity-based and cash-based incentive grants) that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired or promoted employees in similar positions at the Company and its Subsidiaries;

(xv) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof), (B) any applicable Law, including Regulation S-X under the Securities Act, or (C) any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xvi) make, change or revoke any material Tax election (other than any such election in the ordinary course of business with respect to bonus depreciation for 5, 7, 10, 15 or 20 year property), amend any material Tax Return, enter into any material closing agreement, consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment if the Tax liability of the Company or any of its Subsidiaries with respect to such Tax claim or assessment exceeds $10,000,000 (other than an ordinary course extension of time to file Tax Returns), file any claims for material Tax refunds, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, adopt or change any Tax accounting method or change any annual Tax accounting period;

(xvii) amend the Company Charter Documents or amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(xviii) settle, release, waive or compromise any Action against the Company or any of its Subsidiaries, other than settlements, release, waiver or compromise of any Action (A) with any Governmental Authority involving an admission of wrongdoing where such Action (and the related settlement, release, waiver or compromise) (I) is a matter that is administrative in nature initiated by a state or local government that relates to the usual course of operations of the infrastructure network of the Company or its Subsidiaries (and, for the avoidance of doubt, does not involve consumer matters that could reasonably be expected to result in third party actions) and (II) requires payment by the Company in an amount not in excess of $250,000 individually or $10,000,000 in the aggregate, (B) involving a billing dispute with any telecommunications service provider if the amount of such settlement is individually or in the aggregate not material relative to the value of the existing commercial arrangements or relationship between the Company and its Subsidiaries, on one hand, and such telecommunications service provider and its Affiliates, on the other hand, (C) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements) or (D) for an amount not in excess of $1,000,000 individually or $15,000,000 in the aggregate; provided that, in the case of each of clauses (A) through (D), (x) no settlement of any pending or threatened Action may involve (1) any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, or (2) other than settlements described in clause (A), any admission of wrongdoing or liability by the Company or its Subsidiaries and (y) any settlement of any Action involving any Tax claim, audit or assessment is governed by Section 5.01(b)(xvi);

(xix) terminate (other than at the end of the term thereof), renew, modify, amend in any material respect or waive any material noncompliance with the terms of or breaches under, any Material Contract or enter into any Contract that would have been a Material Contract or Company Lease had it been entered into prior to the date hereof, other than (A) with respect to Contracts of the type in Section 3.16(a)(iii) and Section 3.16(a)(xii) of this Agreement, (B) in the case of entering into new agreements that constitute Material Contracts, agreements entered into in the ordinary course of business, (C) modifications or amendments in the ordinary course of business on terms that are not adverse in any material respect to the Company or its Subsidiaries, or (D) any renewal or extension (including renewals technically effected by re-execution thereof upon expiration) in the ordinary course of business on substantially the same terms and, other than with respect to Company Leases, in the case of each of clauses (B), (C) and (D), that does not cause (x) for Contracts for the procurement of cloud application services or software-as-a-service by the Company or its Subsidiaries, the underlying Contract to be expected to remain in place longer than twenty-four (24) months following the Closing Date or (y) for all other Contracts, the underlying Contract to be expected to remain in place longer than twelve (12) months following the Closing Date; provided that, notwithstanding the foregoing, any termination, renewal, material modification or amendment or waiver of material noncompliance under a Contract (1) in respect of the Leased Real Property set forth in Section 5.01(b)(xix)(I)(1) of the Company Disclosure Letter, shall require the Company to consult with Parent and consider Parent’s views in good faith prior to taking such action (unless Parent’s prior written consent is otherwise required pursuant to this Section 5.01) and (2) in respect of the Leased Real Property set forth in Section 5.01(b)(xix)(I)(2) of the Company Disclosure Letter, shall require Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned);

(xx) assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit, or any FCC Licenses, State PUC Licenses or Local Franchise Authority Licenses;

(xxi) enter into any Affiliate Transactions;

(xxii) enter into any new line of business, or discontinue any line of business conducted as of the date hereof, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(xxiii) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xxiv) enter into any Contract for the wholesale provision of fiber connectivity (A) in the consumer or small business markets or (B) that is otherwise inconsistent with past practice of the Company and its Subsidiaries; or

(xxv) commit or agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. Solicitation; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their respective directors, officers and employees to, and shall instruct and use reasonable best efforts to cause its other Representatives to, (i)(A) immediately cease any direct or indirect solicitation, discussions, communications or negotiations with, or assistance to, any Persons with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and (B) promptly following the date hereof (and in any event within two (2) Business Days) request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives, and (ii) not, directly or indirectly, (A) initiate, solicit or knowingly encourage, facilitate or assist in (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding (except to notify any Person of the provisions of this Section 5.02), or furnish to any other Person any non-public information or provide access to the properties, books, Contracts, assets, records, personnel or Representatives of the Company and its Subsidiaries in connection with, or for the purpose of, encouraging, facilitating or assisting, the making or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (C) approve, adopt or enter into, or publicly recommend, endorse or declare advisable any confidentiality agreement (other than an Acceptable Confidentiality Agreement), letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or relating to a Takeover Proposal or (D) waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement (it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent reasonably necessary to allow a third party to make a Takeover Proposal that does not result from a material violation of Section 5.02(a), if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable Law).

(b) Notwithstanding anything contained in Section 5.02(a), if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal, which Takeover Proposal did not result from any material breach of Section 5.02(a), (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons making the Takeover Proposal or its or their Representatives to the extent reasonably necessary to clarify the terms and conditions thereof or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such written Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law (provided that the Company shall promptly (and in any event within twenty-four hours) notify Parent in writing of such determination), then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries and/or provide access to the properties, books, Contracts and records of the Company and its Subsidiaries, in each case, to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall substantially concurrently provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any Person (relating to a Takeover Proposal or otherwise) that prohibits or otherwise would prevent the provision of any information to Parent in accordance with, or the Company from otherwise complying with, this Agreement. The parties hereto acknowledge and agree that any contacts, disclosures, discussions or negotiations permitted under this Section 5.02(b), including any public announcement that the Company or the Board of Directors of the Company has made any determination contemplated under this Section 5.02(b) to take or engage in any such actions, shall not constitute an Adverse Recommendation Change.

(c) Following the date of this Agreement and prior to the Company Stockholder Approval, the Company shall (i) promptly (and in any event within twenty-four hours of receipt by the Company or any of its Subsidiaries or their respective Representatives) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any inquiry or proposal or requests for non-public information or discussions that may reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal or inquiry or proposal and the identity of the Person or group of Persons making such Takeover Proposal or inquiry or proposal, (ii) keep Parent reasonably informed on a current basis of the status, details and material developments with respect to any such Takeover Proposal or inquiry or proposal (including in each case any material changes thereto) and (iii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within twenty-four hours of receipt by the Company or any of its Subsidiaries or their respective Representatives) copies of all correspondence and other written and electronic material exchanged between the Company or any of its Subsidiaries or Representatives and any Person that describes any of the material terms or conditions of any Takeover Proposal or inquiry or proposal. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Nondisclosure Agreement.

(d) None of the Board of Directors of the Company or any duly authorized committee thereof shall (i)(A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend or endorse the approval or adoption of, or approve, adopt or otherwise declare advisable, or publicly propose to recommend, endorse, approve, adopt or otherwise declare advisable, any Takeover Proposal or (D) fail to recommend against acceptance by the holders of Company Common Stock of a tender or exchange offer that constitutes a Takeover Proposal within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer (each action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) execute or enter into (or authorize, publicly recommend, cause or permit the Company or any of its Subsidiaries to execute or enter into) any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company

Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may (I) make an Adverse Recommendation Change in response to an Intervening Event or (II) with respect to a Takeover Proposal that did not result from a material breach of Section 5.02(a), (x) make an Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 7.01(d)(ii) and cause the Company to enter into a Company Acquisition Agreement with respect to such Takeover Proposal, in either case, if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clauses (I) and (II), failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of clause (II), such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (I) or clause (II), unless (1) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall specify the identity of the party making such Superior Proposal and the material terms thereof or, in the case of an Intervening Event, specifying the details thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Takeover Proposal to no longer constitute a Superior Proposal or for such Intervening Event to no longer warrant a Company Adverse Recommendation Change and (3) following the end of such notice period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that such Takeover Proposal would continue to constitute a Superior Proposal or that such Intervening Event continues to warrant a Company Adverse Recommendation Change if the revisions proposed in such binding offer were to be given effect (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Takeover Proposal or any material change to the facts and circumstances relating to an Intervening Event, in each case that was previously the subject of a notice hereunder (if applicable, after having been determined by the Board of Directors of the Company or any duly authorized committee thereof to no longer constitute a Superior Proposal) shall require the Company to deliver a new notice as provided above and provide a new notice period, except that such new notice and matching period in connection with any such amendment or revision shall be for three Business Days rather than five Business Days); provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder) prior to or concurrently with such termination so long as Parent has timely provided the Company with wire instructions for such payment.

(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company or any duly authorized committee thereof to make such disclosure would be inconsistent with the directors’ exercise of their duties to the Company’s stockholders under applicable Law; provided that no Company Adverse Recommendation Change shall be made except in compliance with Section 5.02(d).

(f) The Company hereby agrees that (i) any breach of, or failure to comply with, this Section 5.02 by any of its Subsidiaries or its or their respective directors, officers or employees and (ii) any actions taken by the Company’s or its Subsidiaries’ other Representatives that, notwithstanding the Company’s use of its reasonable best efforts in accordance herewith, would constitute a breach or violation of this Section 5.02 if taken by the Company or such Subsidiary, in the case of each of clauses (i) and (ii), shall be deemed a breach of Section 5.02 this Agreement by the Company.

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals on a confidential basis, but shall not contain any exclusivity provision or other term that would restrict, in any manner, Parent’s ability to consummate the transactions contemplated by this Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons to the extent reasonably necessary to allow a third party to make a Takeover Proposal that does not result from a material violation of Section 5.02(a), if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable Law.

(h) As used in this Agreement, “Intervening Event” means a material event, occurrence, development or state of facts or circumstances that was not known to the Board of Directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall any material event, occurrence, development or state of facts or circumstances resulting from or relating to any of the following give rise to an Intervening Event: (i) any Takeover Proposal; (ii) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of shares of Company Common Stock or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); or (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof).

(i) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 25% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing 25% or more of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 25% or more of the voting power of the then outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 25% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing 25% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, in each case, other than the Transactions; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(j) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the Transactions from a financial point of view and (ii) is reasonably capable of being completed, in each case taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement considered relevant by the Board of Directors of the

Company or any duly authorized committee thereof; provided that for purposes of the definition of “Superior Proposal”, the references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

SECTION 5.03. Efforts. Subject to the terms and conditions of this Agreement (including Section 5.03(e)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including the Regulatory Approvals, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Governmental Authority or a third party or any Judgment against any party hereto or any of its Subsidiaries that would prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law restricting or prohibiting any of the Transactions is or becomes applicable to any of the Transactions and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement

(c) Parent shall exclusively control (but shall consult with the Company with respect to) (i) the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or Action by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.

(d) In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) make (and cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions no later than December 31, 2024, (ii) file any notification or application required to obtain the FCC Approval with respect to the Transactions as promptly as practicable (and in any event within 45 calendar days following the date hereof), (iii) file any notification or application required for the California PUC Approval with respect to the Transactions as promptly as practicable (and in any event within 45 calendar days following the date hereof), and (iv) file as promptly a reasonably practicable any other notification or application required to obtain any other clearance, approval or consent required in connection with the Transactions from any other Governmental Authority, in the case of each of the foregoing clauses (i)-(iv), unless otherwise agreed by the parties hereto. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the relevant Governmental Authority with respect to the Antitrust Laws or the Communications Laws or in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent will pay, or cause to be paid, all filing fees incurred pursuant to this Section 5.03(d).

(e) Without limiting the foregoing, Parent shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions necessary to secure (i) the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to, and avoid and eliminate each and every impediment to the consummation of, the Transactions under Antitrust Laws, and (ii) the FCC Approval, any State PUC Approval or Local Franchise Authority Approval, or any other applicable Law raised by any Governmental Authority, in each case of clauses (i) and (ii), in order to (I) prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions; and (II) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority necessary to consummate the Transactions, including, in each case, (A) (1) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (2) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent, its Subsidiaries or any Affiliate of the foregoing, (3) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (4) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time or (5) agreeing to any other commitments, restrictions or modifications on the business or operations of the Company, Parent or any of their respective Affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority under the Antitrust Laws, or the FCC, Team Telecom, the State PUCs or the Local Franchise Authorities, in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action); provided that any such action shall be conditioned upon the Closing) (the actions described in the foregoing clause (A), the

“Remedy Actions”), and (B) defending through litigation any claim asserted in court or administrative or other tribunal by or before any Governmental Authority in order to avoid the entry of, or to have vacated or terminated, any Restraint, whether temporary, preliminary or permanent, that would prevent the Closing on or prior to the Outside Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall (x) Parent or any of its Affiliates be required to take any actions (including any Remedy Actions) or agree to any restrictions, conditions, restraints or concessions (including any Remedy Actions), in each case with respect to Parent, the Company or any of their respective Affiliates (in each case, including the assets, business or operations thereof) that would, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect (taking into account the expected costs and benefits thereof) on (1) the Company and its Subsidiaries, taken as a whole, or (2) Parent and its Subsidiaries, taken as a whole (whether prior to or following the Merger, including the Surviving Corporation and its Subsidiaries), in each case, with materiality determined by reference to a business the size of the Company and its Subsidiaries, taken as a whole (any such actions (including any Remedy Actions) or restrictions, conditions, restraints or concessions (including any Remedy Actions), individually or in the aggregate, satisfying the standard in this clause (x), a “Burdensome Condition”) and (y) the Company and any of its Subsidiaries and their respective Affiliates shall not be permitted to, without Parent’s prior written consent, take, make or otherwise permit itself to be subject to any Remedy Action in connection with securing the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law, resolving any objections asserted with respect to, or avoiding and eliminating any impediment to, the consummation of, the Transactions under Antitrust Laws, or with respect to the FCC Approval, any State PUC Approval or any Local Franchise Authority Approval, or any other applicable Law raised by any Governmental Authority. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. The Company shall not commit (and shall cause its Affiliates not to commit) to or agree with any Governmental Authority to (i) stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or in connection with the FCC Approval, any State PUC Approval or any Local Franchise Authority Approval or enter into a timing agreement, understanding or commitment with any Governmental Authority in connection with the foregoing, or (ii) withdraw (including, for the avoidance of doubt, by withdrawing and immediately re-filing) any application, filing or other submission in respect of the FCC Approval, any State PUC Approval or any Local Franchise Authority Approval, in each case of the foregoing clauses (i) and (ii), without the prior written consent of Parent. With respect to any action referenced in the foregoing sentence that is taken by Parent or Merger Sub, Parent (A) shall consult with the Company and (B) shall not take any such action that would be reasonably expected to cause such approvals not to be obtained by the Outside Date.

(f) Each of the Company, Parent and Merger Sub shall not enter into any material transaction relating to the acquisition of any business, assets, equity interests or property of another Person with the intention to, or that would be reasonably likely to, (i) materially hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the Antitrust Division of the DOJ or FTC as necessary, or any other Governmental Authority under any other Antitrust Laws or receipt of the Required Regulatory Approvals or (ii) otherwise materially delay the consummation of the Transactions contemplated by this Agreement.

(g) In furtherance and not in limitation of (but subject to the limitations in) the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority relating to the Transactions, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, written information, correspondence or other written communications) regarding any of the Transactions, (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority in connection with the Transactions, other than “Item 4 documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in any meeting or conference (whether in person, by telephone or otherwise) in connection with the Transactions, and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission and consider in good faith any comments made by the other party; provided that no such document or information shall be submitted by the Company to the FTC, DOJ, FCC, Team Telecom, the State PUCs, the Local Franchise Authorities or any other Governmental Authority relating to the Transactions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

(h) Notwithstanding anything to the contrary in this Section 5.03, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the others under this Section 5.03 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (ii) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (i) and (ii).

(i) The Company shall (and shall cause its Affiliates to), in consultation with Parent, provide the notices and use commercially reasonably efforts to obtain the consents, waivers, approvals, confirmations and authorizations required to be set forth on Section 3.03(d) of the Company Disclosure Letter, unless otherwise agreed by Parent.

SECTION 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Representatives to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or Parent which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company, Parent or the Transaction that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 5.05. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent, and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change), in each case, in connection with the consummation of the Transactions (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (iv) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action, or (v) involve any environmental or other sampling or testing (provided, that the Company shall use commercially reasonable efforts to disclose any such information in a way that would avoid the consequences described in the foregoing). All requests for information made pursuant to this Section 5.05 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the nondisclosure agreement dated as of December 6, 2023, by and between the Company and Parent (the “Nondisclosure Agreement”).

SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company and its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the

Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee.

(b) Without limiting the foregoing, from and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation, in each case, of members, managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable and documented out of pocket expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided, however, that, as a condition thereto, such Indemnitee shall be required to provide a written undertaking to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to be indemnified under applicable Law.

(c) None of Parent, the Surviving Corporation or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification would reasonably be expected to be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.

(d) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the

Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in an amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance policy in excess of 300% of the current annual premium paid by the Company for such insurance. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, subject to the cap on the annual premium set forth in the proceeding sentence. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06).

(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(h) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.

SECTION 5.07. Employee Matters. (a) For a period of twelve (12) months following the Effective Time, or if earlier, until the date of termination of the relevant Continuing Employee, (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the following to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”): (i) a base salary or wage rate, target annual cash bonus or commission-based opportunity, and target equity award opportunity, that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee whose employment terminates during the Comparability Period in a manner that qualifies for such severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control”, “change of control” or other term of similar import), all of which are listed on Section 5.07(a) of the Company Disclosure Letter, and (iii) employee benefit plans and arrangements (other than (x) as provided in clause (i) and (ii), (y) defined benefit pension, supplemental retirement, post-retirement medical and life, and deferred compensation benefits and (z) change-in-control benefits, rights and features) to each Continuing Employee that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing sentence, the terms and conditions of employment of each Continuing Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement shall be as required pursuant to such Collective Bargaining Agreement, as in effect during the Comparability Period.

(b) Subject to Section 5.07(a), (x) from and after the Effective Time, Parent shall cause the Surviving Corporation (or one or more of its Subsidiaries, as applicable) to assume, honor and provide all the Company Plans in accordance with their terms in effect as of the Effective Time, and (y) Parent acknowledges that either Parent (or one of more of its Subsidiaries) or the Surviving Corporation (or one or more of its Subsidiaries), as applicable, shall be bound by each Collective Bargaining Agreement in accordance with its terms. Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.

(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees commence to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that, other than as required by applicable Law or the terms of the relevant employee benefit plan of Parent, such service is not required by this Section 5.07(c) to be recognized to the extent that such recognition would (x) result in any duplication of benefits for the same period of service or (y) cause a Continuing Employee to be eligible for any employee benefit plan of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) as to which participation is closed or frozen.

(d) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) For each Continuing Employee who is eligible to receive an annual bonus, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay such Continuing Employee a bonus payment for the year in which the Effective Time occurs in accordance with Section 5.07(e) of the Company Disclosure Letter.

(f) The Company shall provide an updated Employee Census to Parent (i) not later than on a calendar quarterly basis, and (ii) ten (10) Business Days prior to the anticipated Closing Date.

(g) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. No provision of this Agreement shall alter the at-will status of any current employee or otherwise limit or impair the right of Parent and its Subsidiaries to terminate the employment of any current employee at any time.

SECTION 5.08. Notification of Certain Matters; Stockholder Litigation. (a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party in relation to this Agreement or the Transactions. Each party shall promptly advise the other of any fact, change, event or circumstance that is reasonably likely to cause the failure of any condition to Closing set forth in Section 6.02 or Section 6.03, as applicable; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 6.02 or Section 6.03 to be satisfied.

(b) The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions. The Company shall not settle or offer to settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.09. Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, Merger Sub shall not expend funds other than in connection with the Transactions and the payment of related expenses.

SECTION 5.10. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

SECTION 5.11. Stock Exchange De-listing. Parent and the Company shall use their reasonable best efforts to cause the shares of Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.12. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement (but in any event not more than 20 Business Days following the date of this Agreement) and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation and filing of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments. Prior to any filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. If at any time prior to the Closing any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or recess thereof, the “Company Stockholders’ Meeting”) for the sole purpose of obtaining the Company Stockholder Approval, obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger and voting on a proposal to adjourn the Company Stockholders’ Meeting, as soon as reasonably practicable and in any case no later than 25 Business Days after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall (x) include the Company Board Recommendation in the Proxy Statement, (y) recommend at the Company Stockholders’ Meeting that the holders of Company Common Stock adopt this Agreement and (z) use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its reasonable discretion, adjourn or recess (but not postpone) the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval; provided that, in the case of clauses (i), (iii) and (iv), the Company Stockholders’ Meeting (as so adjourned or recessed) shall not be held on a date that is later than thirty (30) days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) without the consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(c) Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.02 or applicable Law.

SECTION 5.13. Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all actions reasonably necessary or advisable to cause the disposition of equity securities of the Company and any acquisitions of equity securities of Parent (including any derivative securities) pursuant to the Merger and the other Transactions by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.14. Financing Assistance and Cooperation.

(a) The Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation and assistance that is customary and reasonably requested by Parent in connection with (i) any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) any financing sought by Parent in connection with the Transactions.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.14 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i) pledge any assets as collateral prior to the Effective Time;

(ii) pay any fee, bear any cost or expense, enter into any definitive agreement that becomes effective prior to Closing, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with any financing undertaken by Parent in connection with the Transactions prior to the Closing;

(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment or any material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;

(iv) waive or amend any terms of this Agreement;

(v) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing;

(vi) provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of the Company or its applicable Subsidiary; provided, that the Company or such Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information;

(vii) cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to pass resolutions to approve any such financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with any such financing (other than any director, manager or equivalent, or officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions), in each case that are not contingent on the Closing or would be effective prior to the Closing;

(viii) deliver any legal opinion or negative assurance letter (other than legal opinions or letters required to be delivered in connection with any offer to purchase or exchange, or any consent solicitations with respect to, any outstanding Indebtedness of the Company undertaken in connection with the Transactions and contingent on the Closing, to the extent such opinions or letters would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered); or

(ix) provide or prepare (A) pro forma financial statements, pro forma adjustments, projections or an as-adjusted capitalization table, (B) any description of all or any component of any financing undertaken by Parent in connection with the Transactions, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the any financing undertaken by Parent in connection with the Transactions, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any financing to be undertaken by Parent in connection with the Transactions, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing undertaken by Parent in connection with the Transactions and any information used in connection with the foregoing, except to the extent such liabilities arise from (x) the gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries and their respective Representatives, (y) any intentional misrepresentation in any financial statements or information provided by the Company specifically for use in connection with any financing undertaken by Parent in connection with the Transactions or (z) a material breach of this Agreement by the Company, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 5.15. Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall promptly notify Parent of any material Action that is initiated, scheduled or pending against or with respect to it or any of its Subsidiaries in respect of any Tax.

SECTION 5.16. Broadband Grants. To the extent permitted by Law, the Company shall (and cause its Subsidiaries to) use reasonable best efforts to provide Parent written notice of any bid or submission for any Broadband Grant that is accepted.

SECTION 5.17. Certain Agreements. Prior to the Closing, and as promptly as reasonably practicable following the date hereof, the Company shall (and cause its Subsidiaries to) use reasonable best efforts to terminate all of the Contracts set forth on Section 5.17 of the Company Disclosure Letter.

ARTICLE VI

Conditions to the Merger

SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Restraints. No applicable Law and no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) in the U.S. or any jurisdiction set forth in Section 6.01(a) of the Company Disclosure Letter (the “Applicable Jurisdictions”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger or the Transactions;

(b) HSR; Required Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; (ii) the FCC Approval shall have been received; and (iii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter shall have been obtained (the consents, approvals or clearances in clauses (ii) and (iii), collectively, the “Required Regulatory Approvals”).

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.01(a) (Organization; Standing), Section 3.02(c) and (d) (Capitalization), Section 3.03(a), (b) and (c) (Authority), Section 3.19 (No Rights Agreement; Anti-Takeover Provisions) and Section 3.21 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 3.02(a) and (b) (Capitalization) shall be true and correct in all respects, except for any inaccuracies that are de minimis, as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.06(b) (no Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied; and

(d) Regulatory Approvals. (i) The approvals contemplated by Section 6.01(b)(i) and the Required Regulatory Approvals shall have been obtained without restrictions, conditions, restraints or concessions (including any Remedy Actions) that constitute, individually or in the aggregate, a Burdensome Condition and (ii) the Required Regulatory Approvals shall have become Final Orders.

SECTION 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect;

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly stated herein), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to March 4, 2026 (such date, the “Initial Outside Date”, as it may be extended, the “Outside Date”); provided that (x) if, on the Initial Outside Date, any of the conditions set forth in Section 6.01(b), Section 6.01(a) (to the extent due to a Restraint relating to the HSR Act or the Required Regulatory Approvals) or Section 6.02(d) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date) (an “Outside Date Extension Event”), then the Initial Outside Date shall automatically be extended to June 4, 2026 (such date, the “First Extended Outside Date”) and (y) if, on the First Extended Outside Date, an Outside Date Extension Event shall exist, then the First Extended Outside Date shall automatically be extended to September 4, 2026; provided, further that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been the principal cause of the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint in the U.S. or any Applicable Jurisdiction having the effect set forth in Section 6.01(a) (Legal Restraints) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have complied with its obligations pursuant to Section 5.03 of this Agreement; or

(iii) if the Company Stockholders’ Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) (Company Representations) or

Section 6.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Company (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(c)(ii) if the Company Stockholder Approval is obtained at the Company Stockholders’ Meeting; or

(d) by the Company:

(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) (Parent Representations) or Section 6.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, either Parent or Merger Sub, as applicable (x) shall not have commenced good-faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination or (y) is not thereafter continuing to take good-faith efforts to cure such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement in accordance with Section 5.02(d)(II) (Takeover Proposals not solicited in violation of the non-solicitation provisions); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section  7.03(a) so long as Parent has timely provided the Company with wire instructions for such payment.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.05 (Access to Information; Confidentiality), this Section 7.02, Section 7.03 (Termination Fees) and Article VIII (Miscellaneous Provisions), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include damages based on loss of the economic benefit of the Transactions to the parties hereto and the stockholders of the Company (in each case, taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).

SECTION 7.03. Termination Fee. (a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) (termination after the Outside Date) or Section 7.01(b)(iii) (failure to receive the Company Stockholder Approval) or by Parent pursuant to Section 7.01(c)(i) (uncured breach of the Agreement by the Company); provided that (A) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and (B) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated at any time; provided that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “25%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has timely provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), concurrently with the consummation of or entry into an agreement with respect to the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $320,000,000.

(b) In the event this Agreement is terminated pursuant to (I) Section 7.01(b)(i) (termination on or after the Outside Date) and at the time of such termination all of the conditions set forth in Section 6.01 (Mutual Closing Conditions) and Section 6.02 (Conditions of Parent and Merger Sub to Closing), other than Section 6.02(d), have been satisfied or waived, except for any conditions set forth in (i) Section 6.01(b) (Required Regulatory Approvals) or (ii) Section 6.01(a) (Legal Restraints) (if the failure of such condition is due to any Restraint in the U.S. or any Applicable Jurisdiction) or (II) Section 7.01(d)(i) due to Parent’s breach of its obligations in Section 5.03, then Parent shall pay or cause to be paid to the Company or its designee a termination fee of $590,000,000 in cash (the “Reverse Termination Fee”) by wire transfer of same-day funds so long as Company has timely provided Parent with wire instructions for such payment (x) in the case of termination by the Company, within two Business Days after such termination or (y) in the case of termination by Parent, simultaneously with such termination. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be obligated to pay the Reverse Termination Fee more than once.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 (which shall be the Company’s sole and exclusive remedy for any breach of Section 5.03 prior to any termination of this Agreement), in circumstances in which a party is entitled to terminate this Agreement and the Company would receive the Reverse Termination Fee pursuant to Section 7.03(b), the Company’s right to receive the Reverse Termination Fee and the reimbursement and indemnification obligations of Parent under Section 7.03(c) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 (which shall be Parent’s sole and exclusive remedy for any breach of Section 5.02 prior to any termination of this Agreement), in circumstances in which a party is entitled to terminate this Agreement and Parent would receive the Company Termination Fee pursuant to Section 7.03(a), Parent’s right to receive the Company Termination Fee and the reimbursement and indemnification obligations of the Company under Section 7.03(c) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Reverse Termination Fee or the Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the Reverse Termination Fee or the Company Termination Fee, as applicable.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time, which shall survive to the extent expressly provided for herein or therein.

SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.

SECTION 8.03. Extension of Time, Waiver, etc. At any time prior to the Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that Parent shall be permitted to assign, in whole or in part, any of its rights or interests (but not obligations) under this Agreement to one or more of its Subsidiaries without the consent of the Company so long as (x) such assignment would not result in a Parent Material Adverse Effect and (y) such Subsidiary is a United States person within the meaning of Section 7701(a)(30) of the Code. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the schedules and exhibits attached hereto and thereto, together with the Nondisclosure Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Letter is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration as provided in Section 2.01; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06; (iv) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d); and (v) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02 and the last sentence of this Section 8.06, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (v) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to the stockholders of the Company), which are intended for the benefit of, and shall be enforceable by, the Persons referred to in clauses (i) through (v) above. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (v) of this Section 8.06 and the provisions of Section 7.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the Transactions to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to clause (v) of this Section 8.06 and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus 20 Business Days or (y)  by such other time period established by the court presiding over such action, as the case may be.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (unless an automated message indicating non-delivery is received with respect thereto) or sent by nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Verizon Communications Inc.

1095 Avenue of the Americas

New York, NY 10036

Attention:  Christopher Bartlett

      Michael Rosenblat

Email:    christopher.bartlett@verizon.com

      michael.rosenblat@verizon.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention:  William D. Regner

      Michael A. Diz

      Katherine D. Taylor

Email:     wdregner@debevoise.com

      madiz@debevoise.com

      ketaylor@debevoise.com

If to the Company, to it at:

Frontier Communications Parent, Inc.

1919 McKinney Avenue

Dallas, Texas 75201

Attention:  Mark Nielsen

Email:     mark.nielsen@ftr.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Robert I. Townsend III, Esq.

     George F. Schoen, Esq.

     Matthew G. Jones, Esq.

Email:   rtownsend@cravath.com

     gschoen@cravath.com

     mjones@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be in writing and shall be deemed to have been received (i) when personally delivered, (ii) when transmitted via electronic e-mail address set out below (unless an automated message indicating non-delivery is received with respect thereto)if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt, or (iii) the next succeeding Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12. Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Broadband Grant” means any award of funding or financing to the Company or any of its Subsidiaries (i) by any Governmental Authority or (ii) pursuant to any plan or program operated by any Governmental Authority, in the case of clauses (i) and (ii), to support the construction, installation, expansion and maintenance of any fiber network or similar infrastructure network and related facilities.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“California PUC Approval” means the State PUC Approval and Local Franchise Authority Approval applicable to the State PUC Licenses and Local Franchise Authority Licenses, respectively, issued to the Company or any of its Subsidiaries by the California Public Utilities Commission.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Company or any of its Subsidiaries, excluding any national, industry or similar generally applicable Contract or arrangement.

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communications Act” means the Communications Act of 1934, as amended (47 U.S.C. §151 et seq.), and any similar or successor federal statute, and the rules, regulations, decisions and published policies of the FCC promulgated thereunder, all as the same may be in effect from time to time.

“Communications Laws” means (a) the Communications Act and all codified rules and orders adopted by the FCC; (b) state statutes governing intrastate telecommunications services, cable services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs and the Local Franchise Authorities; and (c) any other Laws, published policies, procedures, orders or decisions regulating or overseeing communications facilities, communications services or revenues, including Laws relating to the occupancy or use of any public rights-of-way, promulgated or issued by any Governmental Authority (including the FCC, any State PUC or any Local Franchise Authority) with jurisdiction over any of the services offered by the Company or any of its Subsidiaries.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.

“Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 30, 2021, by and among Frontier Communications Holdings, LLC, as borrower, the banks and other financial institutions party thereto as lenders, JPMorgan Chase

Bank, N.A., as administrative agent for the lenders, and Goldman Sachs Bank USA, as revolver agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Company IT Assets” means the IT Assets owned, leased, licensed or controlled by the Company or any of its Subsidiaries and used in the conduct of the businesses of the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, occupies or holds a leasehold in any Leased Real Property.

“Company RSU/PSU Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, supplemental retirement, post-retirement, vacation, paid time off, severance or termination pay, benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or under which the Company or any of its Subsidiaries has any liability, other than any Collective Bargaining Agreement or any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“Cybersecurity Incident” means unauthorized access to, use or encryption of the Company IT Assets (including a ransomware or denial-of-service attack), or the unauthorized access, disclosure, use or encryption or loss of Personal Information or other non-public and confidential information owned, controlled by, or in the possession of, the Company or its Subsidiaries.

“Data Protection Requirements” means all (i) Privacy Laws, (ii) contractual obligations of the Company or any of its Subsidiaries regulating the privacy or security of Personal Information in the control or possession of the Company and its Subsidiaries (including self-regulatory standards to which the Company or its Subsidiaries have publicly committed), and (iii) external publicly posted privacy policies of the Company or any of its Subsidiaries.

“Domain Name” has the meaning set forth in the definition of Intellectual Property.

“Equity Plans” means collectively, the Company’s 2021 Management Incentive Plan and 2024 Management Incentive Plan, each as may be amended from time to time, and the Restricted Stock Unit Award Agreements and Performance Stock Unit Award Agreements entered into thereunder, substantially of the forms filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

“Equity-Based Awards” means, collectively, Company RSUs and Company PSUs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FCC” means the Federal Communications Commission, any bureau or division thereof acting on delegated authority, or any successor agency.

“FCC Approval” means the consents, approvals, declaratory rulings, or other authorizations from the FCC, including any applicable review and clearance (including any letters of assurance, letters of agreement, or other settlement agreements that may be required in connection with such clearance) by Team Telecom, in each case as set forth in Section 8.12(a) of the Company Disclosure Letter.

“FCC Licenses” means the licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued by the FCC to the Company or any of its Subsidiaries, with respect to the business of the Company or any of its Subsidiaries.

“Final Order” means an action or decision as to which (a) no request for a stay is pending, no stay is in effect and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no timely filed petition (or petition for which timely filing has been waived by the applicable Governmental Authority) for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed; provided that, notwithstanding any such request for a stay, petition for rehearing or reconsideration, application for review or appeal, an action or decision shall be deemed a Final Order unless such request for a stay, petition for rehearing or reconsideration, application for review or appeal is reasonably likely to result in the vacating or rescission of the original action or decision or in its modification in a manner that would cause the condition set forth in Section 6.02(d)(i) not to be satisfied.

“Fraud” means the actual, knowing and intentional fraud of any party in connection with the representations and warranties set forth in Article III or Article IV.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means any government, bureau, board, department, political subdivision, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity or tribunal (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational or any arbitrational tribunal.

“Government Official” means any official, officer, employee or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including the following: (a) patents and patent applications, including all reissues, divisionals, revisions, renewals, extensions, provisionals, re-examinations, continuations and continuations-in-part of any of the foregoing (collectively, “Patent”); (b) trademarks, service marks, trade names, brand names, corporate names, trade dress, tag-lines, slogans, logos, uniform resource locators, and other indicia of source or origin, together with all goodwill associated with the foregoing, and all applications to register, registrations and renewals of registration thereof (collectively, “Trademark”); (c) copyrights and corresponding rights in copyrightable subject matter and works of authorship, database and design rights and data collections (in each case, whether published or unpublished), mask works, and all registrations and applications to register any of the foregoing, applications to register and registrations any of the foregoing (collectively, “Copyright”); (d) internet domain names and uniform resource locators (collectively, “Domain Name”); (e) trade secrets, confidential information, and confidential and proprietary know-how, inventions and invention disclosures (whether or not patentable), ideas, methodologies, processes, techniques, technical and other data, research and development information and plans, business and marketing plans, customer and supplier lists, designs, specifications, formulae, and other confidential and proprietary information (collectively, “Trade Secrets”); and (f) rights of publicity.

“IRS” means the Internal Revenue Service.

“IT Assets” means information technology, computers, telecommunications equipment, and other information technology systems, including controlled networks, peripherals, hardware (whether general purpose or special purpose), firmware, middleware, servers, workstations, routers, hubs, data, Software, computer systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.12(b) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of any of the officers or directors of Parent or Merger Sub.

“Leased Real Property” means the real property that is leased, subleased, or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, subtenant or licensee) that is (i) greater than 50,000 square feet and (ii) material to the business of the Company and its Subsidiaries, taken as a whole.

“Lien” means any pledge, lien, claim, charge, mortgage, deed of trust, encumbrance, judgment, option, right of first refusal or offer, license, defect in title, limitations in voting rights or security interest of any kind or nature.

“Local Franchise Authority” means a Governmental Authority responsible for granting franchises, as such term is defined in the Communications Laws, that has jurisdiction over the operations of the Company or any of its Subsidiaries.

“Local Franchise Authority Approvals” means, collectively, the consents, approvals, decisions, orders, waivers, rulings or other authorizations (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from Local Franchise Authorities having jurisdiction over the assets, business and operations of the Company and its Subsidiaries, including with respect to authorizing access to the public rights-of-way, in each case as set forth on Section 8.12(c) of the Company Disclosure Letter.

“Local Franchise Authority License” means each franchise, as such term is defined in the Communications Laws, granted by a Local Franchise Authority authorizing the construction, upgrade, maintenance and operation of any part of any cable system, as such term is defined in the Communications Laws, including with respect to authorizing access to the public rights-of-way.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software designed or able to, without the knowledge or authorization of the Company, disrupt, disable, harm, exfiltrate, interfere with the operation of or install within or on any Software, computer data, network memory or hardware.

“Material Adverse Effect” means any state of facts, condition, development, effect, change, event or occurrence that, individually or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the business, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no state of facts, condition, development, effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any state of facts, conditions, effect, development, change, event or occurrence (A) generally affecting the industry in which the Company and its

Subsidiaries operate or the economy, credit, financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes in applicable Law or in GAAP or in accounting standards or changes in the general legal, regulatory, political or social conditions, in each case arising after the date hereof, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or that is taken with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (provided that this clause (5) shall not apply to any action omitted to be taken pursuant to Section 5.01 unless the Company has requested to take an action that is prohibited by Section 5.01 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) the identity of Parent or Merger Sub, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any change or prospective change in the Company’s credit ratings, (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect the inclusion of the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) or (B)) in any determination as to whether there has been or would reasonably be expected to be a Material Adverse Effect) or (10) any epidemic, pandemic or other health disease outbreak; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (10) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such state of facts, condition, development, effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Open Source Software” means any Software licensed, provided, distributed under, or otherwise subject to any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Owned Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means the real property (together with all structures, facilities, improvements and fixtures located thereon and all other interests and rights appurtenant thereto) owned in fee simple by the Company or any of its Subsidiaries that is (i) greater than 50,000 square feet and (ii) material to the business of the Company and its Subsidiaries, taken as a whole.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permitted Liens” means (i) easements, rights-of-way, encroachments, restrictions, conditions, covenants, Liens and other similar matters of public record affecting title to applicable real property incurred or suffered in the ordinary course of business and in each case which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present or reasonably contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities and that are not violated in any material respect by the current use of the property to which they relate, (iii) Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate accruals or reserves have been established in the consolidated balance sheets included in the Company SEC Documents, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens granted or which arise in the ordinary course of business and that are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, (v) Liens securing payment, or any obligation, with respect to outstanding Indebtedness set forth on Section 8.12(d)(i) of the Company Disclosure Letter so long as there is no event of default (whether cured or uncured) under such Indebtedness, (vi) pledges or deposits under workmen’s compensation Laws, social security Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (viii) Liens set forth on Section 8.12(d)(ii) of the Company Disclosure Letter, (ix) terms, conditions and restrictions under leases, subleases, licenses or occupancy agreements, including statutory Liens of landlords, affecting any leased real property, none of which materially interferes with the present use of such leased real property, (x) Liens that have been placed by any developer, landlord or other third party on leased real property or property over which the Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto, (xi) any matters shown by a current, accurate survey or physical inspection of real property and

(xii) such other Liens that, individually or in the aggregate, are not substantial in character or amount and do not materially detract from the value of, or materially impair the existing use of, the asset or property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person; and (b) information that constitutes “personal information”, “personally identifiable information”, “personal data” or other similar terms under applicable Law.

“Privacy Laws” means all applicable Laws, each as amended from time to time, that regulate data privacy, data security, data protection or cybersecurity, in each case with respect to the collection, storage, use, disclosure, destruction or other processing, and transfer of Personal Information.

“Registered Company Intellectual Property” means all Patents registrations and applications therefor, Trademarks registrations and applications therefor, Copyrights registrations and applications therefor and Domain Names registrations included in the Owned Company Intellectual Property.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Revolving Credit Facility” means the revolving credit facility established under the Company Credit Agreement.

“Software” means all computer programs, including software implementations of algorithms, models and methodologies, application software, system software and firmware, and databases, including all source code and object code versions thereof, in any and all forms and media, and all related documentation, manuals, descriptions, design and development tools and work product, user interfaces and models.

“State PUC” means a state public utility commission, state public service commission or other similar state or local regulatory authority with jurisdiction over the operations of the Company or any of its Subsidiaries, including a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems (as defined in the Communications Laws) that are part of or maintained or operated by the Company or its Subsidiaries, but excluding, in such capacity, any Local Franchise Authority.

“State PUC Approvals” means, collectively, the consents, approvals, decisions, orders, waivers, rulings or other authorizations (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from State PUCs having jurisdiction over the assets, business and operations of the Company and its

Subsidiaries (for the avoidance of doubt, other than the Local Franchise Authority Approvals), in each case as set forth in Section 8.12(e) of the Company Disclosure Letter.

“State PUC License” means any permit, license, authorization, certification, directive, consent order or consent decree of or from any State PUC, in each case, in connection with the operation of the business of the Company or any of its Subsidiaries, all renewals and extensions thereof, and all applications filed with such State PUC for which the Company or any of its Subsidiaries is an applicant (for the avoidance of doubt, other than the Local Franchise Authority Licenses).

“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or manager.

“Tax Returns” means any reports, returns, estimates, declarations of estimated tax, information returns, filings, claims for refund or other information relating to, filed or required to be filed with a Governmental Authority in connection with Taxes (including, for the avoidance of doubt, Form TD F 90-22.1), including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means all taxes, imposts, levies, withholding or other like assessments or charges imposed by a Governmental Authority, in each case in the nature of a tax, including any U.S. federal, state, local or non-U.S. income, corporation, capital gains, alternative minimum, excise, gross receipts, digital services, ad valorem, sales, goods and services, value added, harmonized sales, use, employment, withholding, estimated, franchise, profits, gains, real property, transfer, payroll, stamp, environmental, customs duties, social security contributions, unemployment, disability, e-911 taxes or other similar taxes or charges (whether disputed or not), together with all interest, penalties and additions imposed with respect to such amounts.

“Team Telecom” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, or any successor thereto.

“Trade Secret” has the meaning set forth in the definition of Intellectual Property.

“Trademark” has the meaning set forth in the definition of Intellectual Property.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

“USAC” means the Universal Service Administrative Company (USAC).

“U.S. Treasury Regulations” means the regulations prescribed under the Code.

“Willful Breach” means a material breach of this Agreement resulting from a willful act or a willful failure to act that would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(f)
Action	3.07
Adverse Recommendation Change	5.02(d)
Affiliate Transaction	3.22
Agreement	Preamble
Announcement	5.04
Applicable Jurisdictions	6.01(a)
Appraisal Shares	2.06(a)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Barclays	3.20(b)
Book-Entry Share	2.01(c)
Build Commitments	3.23
Capitalization Date	3.02(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Acquisition Agreement	5.02(d)
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Preferred Shares	3.02(a)
Company PSU	2.03(c)
Company Related Parties	7.03(d)
Company RSU	2.03(a)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stockholder Approval	3.03(c)
Company Stockholders’ Meeting	5.12(b)
Company Subsidiary Securities	3.02(c)
Company Termination Fee	7.03(a)(ii)
Comparability Period	5.07(a)
Continuing Employee	5.07(a)
DGCL	Recitals
DOJ	5.03(e)
DTC	2.02(b)(i)

Terms Not Defined in this Section 8.12	Section
Effective Time	1.03
Employee Census	3.11(b)
Environmental Laws	3.12
Exchange Act	3.04
Exchange Fund	2.02(a)
FCPA	3.08(c)
Filed SEC Documents	Article III
First Extended Outside Date	7.01(b)(i)
FTC	5.03(e)
Indebtedness	5.01(b)(v)
Indemnitee	5.06(a)
Industry Body	3.13(h)
Initial Outside Date	7.01(b)(i)
Intervening Event	5.02(g)
IP Contracts	3.13(d)
Judgment	3.07
Laws	3.08(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
NASDAQ	3.04
Nondisclosure Agreement	5.05
Outside Date	7.01(b)(i)
Outside Date Extension Event	7.01(b)(i)
Parent	Preamble
Parent Related Parties	7.03(d)
Paying Agent	2.02(a)
Permits	3.08(b)
PJT Partners	3.20(a)
Proxy Statement	3.04
Regulatory Approvals	3.04
Remedy Actions	5.03(e)
Required Regulatory Approvals	6.01(b)
Restraints	6.01(a)
Reverse Termination Fee	7.03(b)
Sarbanes-Oxley Act	3.05(a)
SEC	3.04
Secretary of State of Delaware	1.03
Securities Act	3.05(a)
Share Certificate	2.01(c)
Significant Stockholders	Preamble
Superior Proposal	5.02(i)
Surviving Corporation	1.01

Terms Not Defined in this Section 8.12	Section
Takeover Law	3.19(b)
Takeover Proposal	5.02(h)
U.S.	2.02(a)

SECTION 8.13. Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14. Transfer Taxes. Except as expressly provided in Section 2.02(b)(iv), Parent shall bear and timely pay (or cause to be timely paid) all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred as a result of the Merger, and Parent shall prepare and timely file (or cause to be prepared and timely filed), at its expense, any Tax Returns and other documentation with respect to such Taxes and fees.

SECTION 8.15. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

SECTION 8.16. Interpretation. (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A)  posted to the “Forward” electronic datasite hosted by Datasite on behalf of the Company by 11:59 p.m. (New York City time) on the day prior to the date hereof, (B) included in the Filed SEC Documents or (C)  delivered in person or electronically to Parent or Merger Sub or their respective Representatives by 11:59 p.m. (New York City time) on the day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.17. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees: (a) that any suit, legal action or proceeding, whether in law or in equity, whether in contract, in tort or otherwise, directly involving any Person (other than Parent, Merger Sub or any Affiliate thereof) that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Parent or Merger Sub with respect to any actual or potential Financing or any Affiliate of any such Person (collectively, with each of their respective Representatives acting as such, the “Financing Parties”), in each case, arising out of or relating to this Agreement, any Financing or any of the agreements entered into in connection with the Financing or any transaction contemplated hereby or thereby or the performance of any services thereunder (any such suit, legal action or proceeding, a “Financing Party Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any Financing Party Action to the exclusive jurisdiction of such court); (b) that any Financing Party Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly otherwise provided in any applicable agreement relating to the Financing; (c) not to bring or support, or permit any of its controlled Affiliates to bring or support, any Financing Party Action against any Financing Party in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Financing Party Action brought against the Financing Parties; (f) that none of the Financing Parties will have any liability to the Company or to its respective Affiliates relating to or arising out of this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (it being understood that nothing in this clause (f) shall affect the obligations of Parent, Merger Sub and their Affiliates under this Agreement); and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 8.17, and which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent. “Financing” means any debt financing obtained by Parent or Merger Sub (or any of its Affiliates on its behalf) for the purpose of financing the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VERIZON COMMUNICATIONS INC.,

by	/s/ Christopher J. Bartlett
Name: Christopher J. Bartlett
Title: SVP, Chief Strategy Officer

FRANCE MERGER SUB INC.,

by	/s/ Christopher J. Bartlett
Name: Christopher J. Bartlett
Title: President

FRONTIER COMMUNICATIONS PARENT, INC.,

by	/s/ Nick Jeffery
Name: Nick Jeffery
Title: President and Chief Executive Officer

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

[attached]

Exhibit 99.1

FOR IMMEDIATE RELEASE	Media contacts:
September 5, 2024	Verizon
Katie Magnotta
katie.magnotta@verizon.com

Frontier
Chrissy Murray
chrissy.murray@ftr.com

Verizon to acquire Frontier

Expands fiber network to accelerate offering of premium broadband and mobility services to more customers nationwide

Key Highlights:

●	Increases scale with 2.2 million fiber subscribers and will extend Verizon’s network reach to 25 million premises across 31 states and Washington, D.C.
●	Transaction valued at $20 billion, expected to be accretive to revenue and Adjusted EBITDA growth upon closing
●	Verizon reaffirms full-year 2024 guidance
●	Projected to generate at least $500 million in annual run-rate cost synergies
●	Verizon to host investor conference call today at 8:00 AM Eastern Time

NEW YORK & DALLAS – September 5, 2024 – Verizon Communications Inc. (NYSE, NASDAQ: VZ) and Frontier Communications Parent, Inc. (NASDAQ: FYBR) today announced they have entered into a definitive agreement for Verizon to acquire Frontier in an all-cash transaction valued at $20 billion. This strategic acquisition of the largest pure-play fiber internet provider in the U.S. will significantly expand Verizon’s fiber footprint across the nation, accelerating the company’s delivery of premium mobility and broadband services to current and new customers. It will also expand Verizon’s intelligent edge network for digital innovations like AI and IoT.

The combination will integrate Frontier’s cutting-edge fiber network into Verizon’s leading portfolio of fiber and wireless assets, including its best-in-class Fios offering. Over approximately four years, Frontier has invested $4.1 billion upgrading and expanding its fiber network, and now derives more than 50% of its revenue from fiber products. Frontier’s 2.2 million fiber subscribers across 25 states will join Verizon’s approximately 7.4 million Fios connections1 in 9 states and Washington, D.C. In addition to Frontier’s 7.2 million fiber locations, the company is committed to its plan to build out an additional 2.8 million fiber locations by the end of 2026.

“Connectivity is essential in nearly every part of our lives and work, and no one delivers better than Verizon,” said Verizon Chairman and CEO Hans Vestberg. “Verizon offers more choice, flexibility and value, and we continuously look for ways to provide the best product and network experience to our customers as we bolster our position as the provider of choice.”

Vestberg added: “The acquisition of Frontier is a strategic fit. It will build on Verizon’s two decades of leadership at the forefront of fiber and is an opportunity to become more competitive in more markets throughout the United States, enhancing our ability to deliver premium offerings to millions more customers across a combined fiber network.”

“Less than four years ago, we set out an ambitious plan to Build Gigabit America, the digital infrastructure this country needs to thrive for generations to come,” said Nick Jeffery, President and CEO of Frontier. “Today’s announcement is recognition of our progress building a best-in-class fiber network and delivering reliable, high-speed broadband to millions of customers across the country. It’s also a vote of confidence for the future of fiber. I am confident that this delivers a significant and certain cash premium to Frontier’s shareholders, while creating exciting new opportunities for our employees and expanding access to reliable connectivity for more Americans.”

Customer and Strategic Benefits:

●

Extends Verizon premium offerings and experience to Frontier’s consumer and small business customers. Frontier customers and those previously outside Verizon’s fiber footprint are expected to gain more choice and access to Verizon’s premium mobility, home internet, streaming and connected home offerings, alongside premium business products like Verizon Business Complete.

●

Creates market-leading broadband network with superior scale and distribution. Frontier’s consumer fiber network, one of the largest and fastest-growing nationally, can be immediately and seamlessly integrated upon closing directly into Verizon’s award-winning Fios network, meeting existing Fios standards. Today, Verizon and Frontier have approximately 10 million fiber customers across 31 states and Washington D.C. with fiber networks passing over 25 million premises, and both companies expect to increase their fiber penetration between now and closing.

●

Unites Frontier’s premium broadband offering with Verizon’s premium mobile offering. Combined Mobile and Home Internet customers show increased loyalty and have an improved rate of churn by approximately 50% for postpaid mobility, which is expected to improve Verizon’s mobility economics.

●

Increases reach across more markets. Verizon will gain access to Frontier’s high-quality customer base in markets highly complementary to Verizon’s core Northeast and Mid-Atlantic markets. Frontier’s footprint offers substantial room for increased penetration in both fiber and mobility services and Verizon is well positioned with stores throughout Frontier’s territory.

●

Aligns with Verizon’s long-term strategic plan. The acquisition of Frontier is consistent with Verizon’s core strategy of growing and strengthening customer relationships. This transaction is expected to expand Verizon’s share of the nationwide broadband market, building upon Verizon’s two decades of leadership at the forefront of fiber.

Substantial Financial Benefits:

●	Accretive to Verizon’s earnings. The transaction is expected to be accretive to Verizon’s revenue and Adjusted EBITDA growth rates upon closing.

●	Drives significant cost synergies. Verizon expects to realize at least $500 million in run-rate cost synergies by year three from benefits of increased scale and distribution and network integration.

●

Maintains Verizon’s financial strength, flexibility and consistent capital allocation approach. Following the closing of the transaction, Verizon will continue to have a strong balance sheet and liquidity profile. The company will maintain its capital allocation priorities, characterized by prudent investment in the business, a commitment to maintaining an industry-leading dividend and continued debt reduction.

Additional Transaction Details:

Under the terms of the agreement, Verizon will acquire Frontier for $38.50 per share in cash, representing a premium of 43.7% to Frontier’s 90-Day volume-weighted average share price (VWAP) on September 3, 2024, the last trading day prior to media reports regarding a potential acquisition of Frontier. The transaction is valued at approximately $20 billion of enterprise value.

The transaction has been unanimously approved by the Verizon and Frontier Boards of Directors. The transaction is expected to close in approximately 18 months, subject to approval by Frontier shareholders, receipt of certain regulatory approvals and other customary closing conditions.

Verizon Reaffirms Full-Year 2024 Guidance:

●	Total wireless service revenue growth[2] of 2.0 percent to 3.5 percent.
●	Adjusted EBITDA growth[3] of 1.0 percent to 3.0 percent.
●	Adjusted EPS[3] of $4.50 to $4.70.
●	Capital expenditures between $17.0 billion and $17.5 billion.
●	Adjusted effective income tax rate[3] in the range of 22.5 percent to 24.0 percent.

Advisors:

Centerview Partners LLC and Morgan Stanley & Co. LLC acted as financial advisors to Verizon and Debevoise & Plimpton LLP acted as legal counsel. PJT Partners served as financial advisor to the Strategic Review Committee of the Board of Directors of Frontier, and Barclays served as financial advisor to Frontier. Cravath, Swaine & Moore LLP served as legal advisor to Frontier, and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal advisor to the Strategic Review Committee of the Board of Directors of Frontier.

Conference Call Information:

Verizon management will conduct a conference call today, September 5, 2024, at 8:00 AM Eastern Time to discuss this announcement. Access to a live audio webcast and slide presentation will be available on its Investor Relations website,

https://www.verizon.com/about/investors. An archive of the webcast will be available on the website.

1 Metrics reflect an aggregation of Consumer and Business segments.

2 Total wireless service revenue represents the sum of Consumer and Business segments.

3 Non-GAAP financial measure. See www.verizon.com/about/investors for additional information about non-GAAP financial measures cited in this document. The company does not provide a reconciliation for any of these adjusted (non-GAAP) forecasts because it cannot, without unreasonable effort, predict the special items that could arise, and the company is unable to address the probable significance of the unavailable information.

About Verizon

Verizon Communications Inc. (NYSE, Nasdaq: VZ) powers and empowers how its millions of customers live, work and play, delivering on their demand for mobility, reliable network connectivity and security. Headquartered in New York City, serving countries worldwide and nearly all of the Fortune 500, Verizon generated revenues of $134.0 billion in 2023. Verizon’s world-class team never stops innovating to meet customers where they are today and equip them for the needs of tomorrow. For more, visit verizon.com or find a retail location at verizon.com/stores.

VERIZON’S ONLINE MEDIA CENTER: News releases, stories, media contacts and other resources are available atverizon.com/news. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

About Frontier

Frontier (NASDAQ: FYBR) is the largest pure-play fiber provider in the U.S. Driven by our purpose, Building Gigabit America®, we deliver blazing-fast broadband connectivity that unlocks the potential of millions of consumers and businesses. For more information, visit www.frontier.com.

Verizon Contacts

Investor Relations

Brady Connor

george.connor@verizon.com

Media

Katie Magnotta

katie.magnotta@verizon.com

Frontier Contacts

Investor Relations

Spencer Kurn

spencer.kurn@ftr.com

Media

Chrissy Murray

chrissy.murray@ftr.com

Forward-Looking Statements

In this communication, we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see our and Frontier’s most recent annual and quarterly reports and other filings filed with the SEC.

Factors which could have an adverse effect on our operations and future prospects include, but are not limited to, the following: risks relating to the proposed transactions, including in respect of the ability to obtain required regulatory approvals and approval by Frontier’s stockholders, and the satisfaction of other closing conditions on a timely basis or at all; unanticipated difficulties and/or expenditures relating to the proposed transactions and any related financing; uncertainties as to the timing of the completion of the proposed transactions; litigation relating to the proposed transactions; the impact of the proposed transactions on each company’s business operations (including the threatened or actual loss of subscribers, employees or suppliers); the inability to obtain, or delays in obtaining cost savings and synergies from the proposed transactions; incurrence of unexpected costs and expenses in connection with the proposed transactions; risks related to changes in the financial, equity and debt markets; and risks related to political, economic and market conditions. In addition, the risks to which Frontier’s business is subject, including those risks set forth in Part I, Item 1A of Frontier’s most recent Annual Report on Form 10-K and its periodic reports filed with the SEC, could adversely affect the proposed transactions and, following the completion of the proposed transactions, our operations and future prospects.

Important Additional Information and Where to Find It

This press release may be deemed to be in solicitation material in respect of the proposed acquisition of Frontier by Verizon. In connection with the proposed transactions, Frontier intends to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), in preliminary and definitive form, the definitive version of which will be sent or provided to Frontier stockholders. Verizon or Frontier may also file other documents with the SEC regarding the proposed transactions.

This document is not a substitute for the Proxy Statement or any other relevant document which Frontier may file with the SEC. Promptly after filing its definitive Proxy Statement with the SEC, Frontier will mail or provide the definitive Proxy Statement and a proxy card to each Frontier stockholder entitled to vote at the meeting relating to the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC (WHEN THEY ARE AVAILABLE), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTIONS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Frontier or Verizon (when they are available) through the website maintained by the SEC at www.sec.gov, Frontier’s investor relations website at investor.frontier.com or Verizon’s investor relations website at verizon.com/about/investors.

Participants in the Solicitation

Verizon, Frontier and Frontier’s directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of Frontier in connection with the proposed transactions. Information about Frontier’s directors and executive officers is set forth in the the Frontier Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on April 3, 2024. To the extent holdings of Frontier’s securities by its directors or executives officers have changed since the amounts set forth in such 2024 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in Frontier’s definitive Proxy Statement relating to the proposed transactions when it is filed by Frontier with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or Frontier’s website at investor.frontier.com.